Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

COVÉA COOPÉRATIONS S.A.

AND

PORCH.COM, INC.

DATED AS OF September 2, 2021

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SECTION 10.12	Counterparts	69

SECTION 10.13	Specific Performance	69

SCHEDULES

Schedule I	Transaction Expenses

Schedule II	Resigning Directors

EXHIBITS

Exhibit A	Form of Release

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of September 2, 2021 (this “Agreement”), is made by and between Covéa Coopérations S.A., a French société anonyme, having its registered office at 14, boulevard Marie et Alexandre Oyon, 72030, Le Mans, France registered at the Le Mans Trade and Companies Registry Under number 439 881 137 (“Seller”) and Porch.com, Inc., a Delaware corporation (“Buyer”). The Company is party to this Agreement solely for purposes of Section 5.12.

WHEREAS, Seller owns all of the issued and outstanding shares of GMF Financial Services Corporation, a Delaware corporation (the “Company,” and such shares, the “Shares”);

WHEREAS, the Company owns all of the issued and outstanding shares of Civil Service Employees Insurance Company, a California insurance company (“CSE Insurance Company”), CSE Safeguard Insurance Company, a California insurance company (“CSE Safeguard” and together with CSE Insurance Company, the “Insurance Companies”); and CSE Insurance Services, Inc., a California corporation (“CSE Insurance Services”) and CSE Group Services Company, a California shared services company (“CSE Group Services”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1          Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“2021 Net Income Incentive Bonuses” means the bonuses listed in Section 1.1(a) of the Seller Disclosure Schedule.

“Accounts Date” means December 31, 2020.

“Acquired Business” has the meaning set forth in Section 5.15(b)(i).

“Acquired Companies” means, collectively, the Company, the Insurance Companies, CSE Insurance Services and CSE Group Services.

“Acquired Companies Financial Statements” has the meaning set forth in Section 3.6(b).

“Action” means any civil, criminal, labor, regulatory or administrative action, arbitration, suit, claim, litigation, audit, assessment, investigation, inquiry, hearing, charge, demand, examination, notice, or similar proceeding, in each case before a Governmental Entity, arbitrator or arbitration panel or similar Person or body.

“Additional Leakage” has the meaning set forth in Section 2.4(b).

“Additional Leakage Statement” has the meaning set forth in Section 2.4(b).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. Notwithstanding the foregoing, “Affiliate” with respect to Seller shall mean any current entity (whether legal or natural person) set out below: (a) Covéa, a mutual group insurance company governed by the French Insurance Code (“Covéa”), registered at the Registre du Commerce et des Societes of Paris under number 450 527 916, whose registered office is 86-90 rue Saint Lazare, 75009 Paris (France); (b) all affiliated entities, being those subject to an affiliation agreement with Covéa; (c)all entities falling within the scope of Covéa’s combined financial statements pursuant to article R.345-1-1 of the French Insurance Code; and (d) all entities subject to the control of the entities referred to at (a), (b) and (c) above or in which those entities exercise significant influence directly or indirectly, separately or jointly. For the purposes of the previous sentence, the expressions “control” and “significant influence” are defined pursuant to article L233-3 and L233-16 of the French Commercial Code and apply to all entities irrespective of their legal form or country of incorporation. It is agreed that in respect of the definition of control shares held by individuals associated with the companies referred to in clauses (a), (b), (c) and (d) are taken into account.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any Law applicable to any Person or such Person’s businesses, properties, or assets, as may be amended from time to time.

“Base Amount” means Forty Eight Million Six Hundred Thousand Dollars ($48,600,000).

“Biographical Affidavits” means all biographical affidavits, using the form established by the National Association of Insurance Commissioners (NAIC), that are required to be submitted to Governmental Entities in connection with the transactions contemplated hereby.

“Books and Records” means all books and records (including computer generated, recorded or stored records) that are in the possession or control of Seller, the Acquired Companies or any of their respective Affiliates related to any of the Acquired Companies (including the business thereof) including (a) all Permits held by each of the Acquired Companies and (b) all organizational, corporate and ownership records of each of the Acquired Companies.

“Burdensome Condition” has the meaning set forth in Section 5.4(b).

“Business Day” means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York and Paris, France are required or authorized by Applicable Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Deliverables” has the meaning set forth in Section 2.3(b).

“Buyer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Buyer to Seller on the date hereof in connection with, and constituting a part of, this Agreement.

“Buyer Fundamental Representations” means any representation or warranty of Buyer in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority) or Section 4.9 (Brokers).

“Buyer Indemnitees” means Buyer, its Affiliates and its Representatives (including, after the Closing, the Acquired Companies), and their respective successors and assigns, managers and members.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its material obligations under this Agreement.

“Cap” has the meaning set forth in Section 9.1(a)(iii).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)) and any and all Laws promulgated thereunder (including any SBA rules, regulations and guidance).

“Change of Control Payment” means (a) any bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by the Acquired Companies to any present or former director, stockholder, employee or consultant thereof solely as a result of, or in connection with, the execution and delivery of this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby or thereby, including pursuant to any employment agreement, benefit plan or any other Contract, including any employer’s share of payroll Taxes payable on or resulting from such payment, and (b) without duplication of any other amounts included within the definition of Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Acquired Companies to any Governmental Entity or other Person under any Law or Contract, including in connection with any Governmental Approvals, the giving of any notices or the obtaining of any consents, in the case of each of (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby or thereby.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“COBRA” means, collectively, Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law mandating health insurance continuation coverage for employees.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plan” has the meaning set forth in Section 3.16(a).

“Company Data” means all data contained in the IT Systems or the databases (including all Personal Data) of any Acquired Company and all other information and data compilations used in, and necessary to, the conduct of the business of the Acquired Companies.

“Company Employee” means each employee of the Acquired Companies and each employee of any Affiliate of the Acquired Companies who primarily provides services for any of the Acquired Companies.

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by any of the Acquired Companies.

“Company Privacy Policies” means any of the Acquired Companies’ data protection, data usage, data privacy and security policies or notices relating to the Processing of Personal Data by which the Acquired Companies are bound.

“Company Software” means any Software included in the Company Intellectual Property.

“Competitive Activities” has the meaning set forth in Section 5.15(a)(i).

“Confidentiality Agreement” has the meaning set forth in Section 5.9(a).

“Contagion Protocol” means any action or omission arising from, in response to or otherwise related to COVID-19 that is required by Applicable Law.

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any Company Benefit Plan.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemic or pandemic or the continuation, escalation or material worsening thereof.

“CSE Group Services” has the meaning set forth in the Recitals.

“CSE Insurance Company” has the meaning set forth in the Recitals.

“CSE Insurance Services” has the meaning set forth in the Recitals.

“CSE Safeguard” has the meaning set forth in the Recitals.

“Data Processor” means a natural or legal Person that Processes Personal Data on behalf of, or, at the direction of, and while providing services to, any of the Acquired Companies.

“Data Room” means that certain virtual data room hosted on behalf of Seller by Intralinks in the online workspace captioned “Project Eagle.”

“Detrimental Activities” has the meaning set forth in Section 5.15(a)(ii).

“Dollars” or “$” has the meaning set forth in Section 10.5.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other employee benefit or compensation contract, plan, program, practice, arrangement or policy (whether written or unwritten), including any contract, plan, program, practice, arrangement or policy providing for severance, equity or equity-based compensation, stock or stock-purchase, bonus, profit-sharing, incentive or deferred compensation, retention, change in control, vacation or other paid-time-off, disability, health or welfare benefits, sick pay, perquisite or fringe benefits, employment or consulting, pension, retirement or supplemental retirement benefits or other compensation or employee benefits or remuneration of any kind, in each case (a) which is sponsored, maintained or contributed to (or required to be contributed to) by one or more Acquired Companies for the benefit of Company Employees and/or their eligible dependents and (b) covering any current or former Company Employee (or any individual service provider to any Acquired Company), in each case on account of their employment or service provider relationship with an Acquired Company with respect to which any Acquired Company would reasonably be expected to have any Liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be considered a single employer with any Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Existing Policies” has the meaning set forth in Section 5.13.

“Family” means, with respect to an individual, (a) the individual’s spouse and any former spouses, (b) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree and (c) any other individual who resides with such individual.

“Financial Statements” has the meaning set forth in Section 3.6(b).

“FLSA” means the Fair Labor Standards Act.

“Fraud” means common law fraud under New York law.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approvals” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Entity.

“Governmental Entity” means any governmental or regulatory department, commission, board, court, bureau, agency, entity or instrumentality of competent jurisdiction or any self-regulatory body.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, other than deposits required under applicable law, (b) any indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all payment obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (ii) standby letters of credit relating to workers’ compensation insurance and (iii) surety bonds and customs bonds) and (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Independent Accounting Firm” means a nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing.

“Information Security Program” means a written information security program that complies with the Privacy Requirements and includes: (a) policies and procedures regarding Personal Data, and the Processing thereof; (b) commercially reasonable administrative, technical and physical safeguards to protect the security, integrity and confidentiality of any Personal Data Processed by the Acquired Companies or the IT Systems; and (c) commercially reasonable disaster recovery, business continuity, incident response, and information security plans and procedures.

“Initial Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Insurance Companies” has the meaning set forth in the Recitals.

“Insurance Contracts” means the insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued, renewed, assumed, reinsured or entered into by any Insurance Company prior to the Closing.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity principally charged with the supervision of insurance companies in such jurisdiction.

“Intellectual Property” means any of the following, as they exist in any jurisdiction throughout the world: (a) Trademarks, together with all goodwill associated with any of the foregoing; (b) copyrights, copyrightable works and works of authorship; (c) Internet domain names, Uniform Resource Locators and social media accounts; (d) patents, patentable inventions and other patent rights; (e) trade secrets, know-how, customer lists, mailing lists, business plans, inventions, concepts, methods, designs, processes, procedures, algorithms, data, databases, confidential business information and other proprietary information and rights, in each case that both (i) derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from their disclosure or use and (ii) are the subject of efforts by the owner thereof that are reasonable under the circumstances to maintain their secrecy (“Trade Secrets”), (f) Software, (g) all other intellectual property and proprietary rights of any kind, nature or description and (h) all issuances, registrations, applications, extensions and renewals of any of the foregoing.

“Intercompany Agreements” has the meaning set forth in Section 3.15(a).

“Investment Assets” means any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by any Acquired Company, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of Indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

“Investment Guidelines” has the meaning set forth in Section 3.20(b).

“IRS” has the meaning set forth in Section 3.16(a).

“IT Systems” means the hardware, Software, firmware, middleware, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned or leased by or licensed to any of the Acquired Companies.

“Key Employee” means each of those Persons listed in Section 5.19 of the Seller Disclosure Schedule.

“Key Employment Agreements” means the employment agreements to be entered into by and between Buyer and each Key Employee as of the date hereof with effect as of the Closing on such terms as are mutually acceptable to Buyer and the applicable Key Employee.

“Knowledge” means the actual knowledge, after due inquiry, of (i) with respect to Seller, those Persons listed in Section 1.1(b) of the Seller Disclosure Schedule and (ii) with respect to Buyer, those Persons listed in Section 1.1(b) of the Buyer Disclosure Schedule.

“Law” means any United States or non-United States, federal, state, local or territorial law, statute, code, ordinance, directive, rule, guideline or regulation, common law, agency requirement, administrative interpretation, order, writ, injunction, judgment, decree, stipulation, determination, award, constitution, convention or treaty enacted, promulgated, issued, enforced, or entered by any Governmental Entity or arbitral body or other requirement or rule of law.

“Leakage” means (i) any of the following that occur on or after the Accounts Date and prior to the Closing, in each case, excluding any Leakage that is otherwise reimbursed to Buyer on or prior to the Closing: (a) any dividend (in cash or in kind) or distribution declared, paid or made by any Acquired Company to, or for the account of, Seller or its Affiliates (other than the Acquired Companies), (b) any reduction, redemption, repurchase or return of share capital, loan capital or other securities by any Acquired Company to, or for the benefit of, Seller or its Affiliates (other than the Acquired Companies), (c) any waiver, discount, forgiveness or release (in whole or in part) by any of the Acquired Companies of any amount owed to the Acquired Companies by, or for the benefit of, Seller or any of its Affiliates (other than the Acquired Companies), (d) any assets, rights or other benefits transferred to, or any Lien or liability assumed, indemnified, discharged or incurred, by any of the Acquired Companies (or against any of their respective assets, as applicable) on behalf of, or for the benefit of Seller or any of its Affiliates (other than the Acquired Companies), in each case other than pursuant to the terms of any Intercompany Agreements in effect as of the date of this Agreement, (e) any Transaction Expenses paid, or due and payable, by any Acquired Company for the benefit of Seller or any of its Affiliates, subject to the Seller’s prior approval; provided that the amounts described in clauses (c), (d), (e) and (g) shall be reduced by any Tax benefit reasonably expected to be derived by the Acquired Companies in respect of payments to employees or third parties relating to such amounts to the extent resulting (or reasonably expected to result) in a reduction in the actual amount of cash Taxes paid or payable by the Acquired Companies in the taxable year that includes the Closing Date, (f) any payments made or payment obligations incurred pursuant to any Intercompany Agreement other than pursuant to the terms of any written (or, if not written, the material terms of which have been disclosed to Buyer in writing prior to the date hereof) Intercompany Agreements in effect as of the date of this Agreement, (g) any transaction-based compensation payments, retention bonus or other compensatory payments payable to a Company Employee in connection with or as a direct or indirect result of the consummation of the transactions contemplated hereby and the employer portion of any payroll Taxes required to be paid in connection therewith (but without duplication of any Change of Control Payments), (h) any Indebtedness to Seller, its Affiliates or Company Employees (other than another Acquired Company) for borrowed money or any Indebtedness incurred, assumed, granted, guaranteed or endorsed, or with respect to which becomes the responsibility of, Seller, its Affiliates or Company Employees, or any loans or advances to Seller, its Affiliates or Company Employees (other than loans and advances to Company Employees in the ordinary course of business), (i) one-half (50%) of any out-of-pocket costs and expenses relating to the preparation and delivery of the Updated Section 355 Distribution Tax Opinion, if required pursuant to Section 8.5, (j) any Taxes, fees or costs incurred or paid or payable by any of the Acquired Companies (including any Taxes required to be withheld and paid or payable by any of the Acquired Companies on behalf of, or for the benefit of, Seller or any of its Affiliates (other than the Acquired Companies)), in each case to the extent attributable to any of the foregoing and (k) the payment of any Pre-Accounts Date Taxes (without duplication of clause (c) in the definition of “Purchase Price”) and (ii) the 2021 Net Income Incentive Bonuses as reduced by any Tax benefit reasonably expected to be derived by the Acquired Companies in respect thereof to the extent resulting (or reasonably expected to result) in a reduction in the actual amount of cash Taxes paid or payable by the Acquired Companies in the taxable year that includes the Closing Date.

“Leakage Adjustment” means the aggregate amount of all Leakage first incurred during the period beginning on December 31, 2020 and ending at the Closing.

“Leakage Claim Dispute” has the meaning set forth in Section 2.4(c).

“Leakage Dispute Notice” has the meaning set forth in Section 2.4(c).

“Leased Real Property” has the meaning set forth in Section 3.22(b).

“Liabilities” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether direct or indirect, known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” means Intellectual Property that is owned by a third party and is licensed to any of the Acquired Companies.

“Liens” has the meaning set forth in Section 3.3(b).

“Losses” has the meaning set forth in Section 9.1(a).

“Malicious Code” means (a) any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions, in each case, without the knowledge and authorization of the Acquired Companies: disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of or providing unauthorized access to any computer data or file or a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means a fact, condition, circumstance, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the business of the Acquired Companies, taken as a whole, or (b) the ability of Seller to perform its material obligations under this Agreement, but excluding, in the case of clause (a), any such fact, condition, circumstance, change or effect to the extent resulting from, arising out of, or attributable to: (i) general political, economic, or securities or financial market conditions (including changes in interest rates, changes in currency exchange rates, or changes in equity prices); (ii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in the industries in which the Company operates; (iii) any change or proposed change in SAP or Applicable Law, or the interpretation or enforcement thereof by any Governmental Entity after the date of this Agreement; (iv) natural disasters, catastrophic events, pandemics (including COVID-19), hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) any downgrade in the rating assigned to any Insurance Company by any rating agency (provided that this clause (v) shall not by itself exclude the underlying causes of any such downgrade); (vi) any matter set forth in the Seller Disclosure Schedule to the extent of the reasonably foreseeable consequences of such disclosure; or (vii) any failure of any Acquired Company to meet any financial projections, forecasts, predictions, or targets; (provided that this clause (vi) shall not by itself exclude the underlying causes of any such failure); unless, in the case of clauses (i), (ii), (iii) and (iv) only, any such fact, condition, circumstance, change or effect disproportionately affects any of the Acquired Companies compared to similarly situated businesses in the industries in which the Acquired Companies operate and compete.

“Material Contracts” has the meaning set forth in Section 3.13(b).

“Noncompetition Period” has the meaning set forth in Section 5.15(a).

“Open Source Software” means any Software that is licensed, provided or distributed under any open source license, including any license meeting the Open Source definition (as promulgated by the Open Source Initiative) or the Free Software definition (as promulgated by the Free Software Foundation).

“Organizational Documents” means, with respect to a Person, the charter, memorandum, certificate of incorporation, articles of association, bylaws or other similar document of such Person, as the same may be amended from time to time.

“Other Bid” has the meaning set forth in Section 5.14.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Party” or “Parties” means Buyer and Seller, as the case may be.

“Permits” has the meaning set forth in Section 3.11(c).

“Permitted Lien” means, with respect to any asset, any: (a) carriers’, mechanics’, materialmen’s, or similar Lien arising in the ordinary course of business consistent with past practices; (b) Lien arising from any act of Buyer or any of its Affiliates with respect to an asset of Seller or one of its Affiliates; (c) Lien related to deposits required by any Insurance Regulator in connection with a governmental authorization, registration, filing, license, Permit or approval; (d) Lien for Taxes, assessments, or other governmental charges not yet due and payable or due and payable, but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceeding and for which adequate reserves are maintained in accordance with SAP or GAAP, as applicable; and (e) Lien or other imperfection of title that does not materially detract from the value or materially interfere with the current or reasonably contemplated use of the relevant asset, property or right affected thereby.

“Permitted or Prescribed Accounting Practice” has the meaning set forth in Section 3.6(c).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity, or other entity.

“Personal Data” means (a) information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household (including: a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier) to the extent regulated by applicable Privacy Requirements; or: (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other equivalent terms as defined by Privacy Requirements.

“Policy Forms” has the meaning set forth in Section 3.17(b).

“Post-Accounts Date Tax Periods” means any and all Tax periods that begin after the Accounts Date.

“Pre-Accounts Date Taxes” means any and all Taxes of or with respect to the Acquired Companies for any taxable periods (or portions thereof) ending on or prior to the Accounts Date other than Taxes reflected on the Financial Statements as of the Accounts Date. For purposes of determining Pre-Accounts Date Taxes, (i) in the case of a Straddle Period, (A) the amount of any Taxes based on or measured by income, payroll or receipts of the Acquired Companies for the portion of the Straddle Period ending on the Accounts Date shall be determined based on an interim closing of the books as of the close of business on the Accounts Date and (B) the amount of other Taxes of the Acquired Companies for a Straddle Period which relate to the portion of the Straddle Period ending on the Accounts Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Accounts Date and the denominator of which is the number of days in the Straddle Period.

“Privacy Requirements” means any and all applicable Laws and industry requirements relating to the Processing of Personal Data, including as applicable, but not limited to: (a) the Health Information Technology for Economic and Clinical Health Act; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR § 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; the General Data Protection Regulation (2016/679); (b) Laws requiring notification to any Person or Governmental Entity in the event of a Security Incident; and all implementing regulations and requirements, and other similar Laws; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Processing”, “Process” or “Processed” means any collection, storage, use, recording, maintenance, operation performed on, dissemination, disposal, disclosure, destruction, transfer or any other processing (as defined by applicable Privacy Requirements) of Company Data.

“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist, insurance intermediary, insurance agency or other Person, including a Company Employee, responsible for writing, soliciting, selling, negotiating, offering, marketing, producing or servicing the Insurance Contracts on behalf of any of the Insurance Companies prior to the Closing.

“Purchase Price” means (a) the Base Amount minus (b) the Leakage Adjustment minus (c) any Pre-Accounts Date Taxes due.

“Registered IP” has the meaning set forth in Section 3.23(a).

“Reinsurance Agreement” means any contract of reinsurance, coinsurance or retrocession, including any slips, binders, cover notes and any similar arrangement, including any collateral arrangement related thereto, as amended, modified or supplemented in accordance with its terms.

“Related Person” means (a) with respect to any Person that is not an individual, (i) any Affiliate of such Person, (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), (iii) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity), (iv) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of voting securities or other voting interests representing at least 20% of the outstanding voting power or equity securities or other equity interests representing at least 20% of the outstanding equity interests (a “Material Interest”) in such Person and (v) any Person in which such Person or an Affiliate of such Person holds a Material Interest and (b) with respect to any Person that is an individual (i) each other member of such individual’s Family, (ii) any Affiliate of such Person or one or more members of such Person’s Family, (iii) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest and (iv) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

“Release” has the meaning set forth in Section 2.3(a)(iv).

“Released Claim” has the meaning set forth in the Release.

“Releasee” has the meaning set forth in the Release.

“Representation and Warranty Policy” has the meaning set forth in Section 10.2.

“Representative” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, attorneys, stockholders, accountants, consultants, counsel and other representatives of such Person or of its Affiliates.

“Required Approvals” has the meaning set forth in Section 5.4(a).

“Reserves” means the reserves, funds or provisions (including reserves for payment of losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, loss adjustment expenses and similar purposes (including claims litigation and including incurred but not reported losses and claims in the course of settlement)) maintained by each Insurance Company with respect to the Insurance Contracts.

“SAP” means, as to any regulated insurance company, the statutory accounting practices and procedures prescribed or permitted by the Insurance Regulator in the jurisdiction in which such company is domiciled.

“SAP Financial Statements” has the meaning set forth in Section 3.6(a).

“Scheduled Investment Assets” has the meaning set forth in Section 3.20(a).

“Security Incident” means any unauthorized access, disclosure, use, corruption, destruction or loss of any Company Data, any unauthorized access to the IT Systems, or any incident that requires notification to any Person, Governmental Entity, or any other entity under Privacy Requirements.

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plan” has the meaning set forth in Section 3.16(a).

“Seller Closing Deliverables” has the meaning set forth in Section 2.3(a).

“Seller Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Seller to Buyer on the date hereof in connection with, and constituting a part of, this Agreement.

“Seller Fundamental Representations” means any representation or warranty of Seller in Section 3.1 (Organization and Standing), Section 3.2 (Authority), Section 3.3 (Capital Structure), Sections 3.4(a) and 3.4(b) (Acquired Companies), Section 3.5(a)(i) (Noncontravention with Organizational Documents) and Section 3.27 (Brokers).

“Seller’s Names and Marks” has the meaning set forth in Section 5.6.

“Shares” has the meaning set forth in the Recitals.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, and in any format or medium and documentation, including user manuals and training materials, relating to any of the foregoing.

“Stonybrook Engagement Letter” means that certain letter agreement, dated as of January 18, 2021, by and between Weild & Co. and MH Linden & Company LLC, as amended by any amendments that have been made available to Buyer.

“Straddle Period” means any Tax period that includes, but does not end on, the Accounts Date.

“Subject Materials” has the meaning set forth in Section 9.3(c).

“Subsequent GAAP Financial Statements” has the meaning set forth in Section 2.3(a)(viii).

“Subsequent SAP Financial Statements” has the meaning set forth in Section 2.3(a)(viii).

“Subsidiary” of any Person at the time in question means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is at such time owned directly or indirectly by such first Person.

“Tail Policies” has the meaning set forth in Section 5.13.

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any attachment to or amendment of any of the foregoing, in each case, relating to Taxes and filed or required to be filed with any Governmental Entity.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any Acquired Company that provide for the allocation, apportionment, sharing, assignment or indemnification of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax Liability.

“Taxes” means any federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other like governmental charge or deficiencies thereof (and all interest and penalties thereon and additions thereto or other additional amounts imposed with respect to the failure to file any Tax Return) and any liability for such amounts as a result of being or having been a member before the Closing of an affiliated, consolidated, combined or unitary group.

“Third Party Approvals” has the meaning set forth in Section 5.4(e).

“Third Party Claim” means any Action made or brought by any Person that is not a party to this Agreement or an Affiliate thereof.

“Threshold Amount” has the meaning set forth in Section 9.1(iii).

“Trademarks” means trademarks, trade names, trade dress, service marks, assumed names, brand names, business names, corporate names, logos and slogans and any other indicia of source or origin.

“Transaction Agreements” means this Agreement and any ancillary agreements which may be required to give effect to the transactions contemplated by this Agreement.

“Transaction Bonuses” means those transaction bonuses set forth in clause (d) of Schedule I.

“Transaction Expenses” means, without duplication, (a) all direct and indirect liabilities (except for any Taxes) for fees, expenses, costs, or charges as a result of the contemplation, negotiation, efforts to consummate, or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants, or other advisors (as set forth on Schedule I), and any fees payable to Governmental Entities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement, (b) one-half (50%) of any Transfer Taxes, (c) all premiums, fees or other expenses associated with the Tail Policies and (d) all Change of Control Payments (including those arising from any Contract set forth on Schedule I), excluding any such payment obligations entered into by or at the written direction of Buyer or solely resulting from Buyer’s actions following the Closing; provided that (x) the first $100,000 in the aggregate of liabilities and Change of Control Payments which would otherwise be included in clause “(a)” or clause “(d)” but which are not set forth on Schedule I shall not be included in the definition of Transaction Expenses, and (y) in no event shall any amounts payable by any Acquired Company pursuant to the Stonybrook Engagement Letter or that have been incurred after the date hereof without the prior consent of Seller be considered Transaction Expenses.

“Transfer Taxes” means any transfer Tax (including any real property transfer Tax), sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Taxes and fees (including any penalties and interest) imposed on the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations prescribed under the Code.

“Updated Section 355 Distribution Tax Opinion” has the meaning set forth in Section 8.5.

“WARN Act” has the meaning set forth in Section 3.16(o).

“Willful Breach” means a willful breach under New York law.

ARTICLE II
PURCHASE AND SALE

SECTION 2.1         Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York at 8:00 a.m., Eastern Standard Time or as otherwise mutually agreed upon by the Parties, including electronically and/or wire transfer, in each case to the extent acceptable to the Parties, on the fifth (5th) Business Day following full satisfaction or due waiver, by the party entitled to waive the same, of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided that if such fifth (5th) Business Day falls during the last 14 days of any fiscal quarter of Buyer, Buyer may, at its option, elect that the Closing be held on the first Business Day of the next succeeding fiscal quarter of Buyer; and provided, further, that the Closing may be held at such other time or place as Buyer and Seller mutually agree in writing. The actual date and time on which the Closing occurs are referred to herein as (the “Closing Date”).

SECTION 2.2         Purchase and Sale of the Shares; Purchase Price.

(a)            On the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens other than Permitted Liens, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares, for the Purchase Price.

(b)            Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. If Buyer so withholds any such amounts, such amounts shall be (i) deposited with the applicable Governmental Entity as required under such applicable Tax Law and (ii) treated for all purposes of this Agreement as having been paid to such Person in respect of which Buyer made such deduction or withholding. Buyer shall use commercially reasonable efforts to notify Seller at least two (2) Business Days prior to Closing if it determines any such withholding is so required (other than any amounts required to be withheld from payments treated as compensation under applicable Tax Law) and Seller and Buyer shall cooperate in good faith to mitigate any such withholding.

SECTION 2.3         Closing Deliverables.

(a)            Seller’s Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer (the “Seller Closing Deliverables”):

(i)            one or more stock certificates evidencing the Shares, together with duly executed assignments or other instruments of transfer with respect to the transfer of such Shares, duly executed by an authorized officer of Seller and such other documents and other instruments as may be otherwise necessary to evidence and effect the purchase and sale of the Shares;

(ii)            a certificate of Seller duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying as to satisfaction of conditions set forth in Section 6.2(a) and Section 6.2(b);

(iii)            written resignations of each of the directors of the Acquired Companies set forth on Schedule II, effective as of the Closing;

(iv)            a release by Seller in favor of Buyer, the Acquired Companies and their respective Representatives substantially in the form of Exhibit A hereto (the “Release”);

(v)            a thumb drive or other electronic storage device containing either (A) a copy of the documents and information contained in the Data Room in connection with the transactions contemplated by this Agreement or (B) a copy of any documents and information added to the Data Room between the date hereof and the Closing in connection with the transactions contemplated by this Agreement;

(vi)            counterparts of each Transaction Agreement other than this Agreement to which Seller or its Affiliate is a party, duly executed by Seller or such Affiliate;

(vii)            a duly executed and completed (A) statement meeting the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that an interest in the Company is not a “United States real property interest”, (B) notification to the Internal Revenue Service described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (A) and (C) applicable IRS Form W-8 of the Seller;

(viii)            the most recent available quarterly statements of the type and scope described in Section 3.6(a) (the “Subsequent SAP Financial Statements”) and Section 3.6(b) (“Subsequent GAAP Financial Statements”); and

(ix)            such other customary documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement, including any requisite governing document required under Applicable Law in each jurisdiction.

(b)            Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller (the “Buyer Closing Deliverables”):

(i)            wire transfer of immediately available funds to an account or accounts designated by Seller in an aggregate amount equal to the Purchase Price;

(ii)            a certificate of Buyer duly executed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to satisfaction of conditions set forth in Section 6.3(a) and Section 6.3(b);

(iii)            counterparts of each Transaction Agreement other than this Agreement to which Buyer or its Affiliate is a party, duly executed by Buyer or such Affiliate; and

(iv)            such other customary documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

SECTION 2.4         Leakage.

(a)            In connection with the Leakage Adjustment, not less than ten (10) Business Days prior to the anticipated Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement identifying in reasonable detail its good faith estimate of any Leakage that has occurred or is expected to occur on or prior to the Closing Date (including, to the extent finally determined, the 2021 Net Income Incentive Bonuses), together with reasonable supporting documentation and detail of such calculations (the “Initial Adjustment Statement”). The Initial Adjustment Statement shall be prepared in accordance with SAP. Buyer and its Representatives shall be entitled to review the Initial Adjustment Statement and, in the event that Buyer disagrees with the Initial Adjustment Statement or any of the components thereof or calculations therein, (i) Buyer shall notify Seller in writing of such disagreement, setting forth the basis of such disagreement, (ii) Seller shall consider in good faith Buyer’s comments to the Initial Adjustment Statement or any of the components thereof or calculations therein and (iii) Buyer and Seller shall negotiate in good faith to resolve any such disagreements prior to the Closing; provided that if after such negotiations Buyer and Seller are not able to resolve all such disagreements prior to the Closing, then with respect to the disputed items the amounts and calculations set forth in the Initial Adjustment Statement shall be used for purposes of the Purchase Price payable at the Closing. In relation to the foregoing, Seller shall, and shall cause the Acquired Companies to, grant Buyer and its Representatives such reasonable access as provided for in Section 5.2 as is necessary for them to review the Initial Adjustment Statement.

(b)            As soon as practicable following the Closing, but in no event later than (i) twelve (12) months following the Closing if the Closing occurs on or prior to December 31, 2021 or (ii) fifteen (15) months following the Closing if the Closing occurs after December 31, 2021, to the extent Buyer becomes aware of any Leakage that was not included in the Initial Adjustment Statement, including any Leakage contemplated by clauses “(i)” or “(ii)” of the definition thereof (whether or not occurring prior to, on or after the Closing, the “Additional Leakage”), Buyer shall prepare and deliver to Seller a statement setting forth its good faith determination of such Additional Leakage, together with reasonable supporting documentation and detail of such calculations (the “Additional Leakage Statement”). Buyer and Seller agree that no claim for Additional Leakage shall be made by Buyer after (i) twelve (12) months following the Closing if the Closing occurs on or prior to December 31, 2021 or (ii) fifteen (15) months following the Closing if the Closing occurs after December 31, 2021. Unless Seller disputes the Additional Leakage claimed by Buyer, Seller shall pay by wire transfer of immediately available funds to an account or accounts designated by Buyer an amount in cash equal to the Additional Leakage, as soon as practicable but no later than five (5) Business Days after such statement is received by Seller from Buyer. For the avoidance of doubt, any payment made to Buyer pursuant to this Section 2.4(b) shall be regarded as an adjustment to the Purchase Price.

(c)            In the event that Seller disputes a claim for Additional Leakage by Buyers (a “Leakage Claim Dispute”), Seller shall deliver to Buyer a written notice of disagreement (a “Leakage Dispute Notice”) within twenty (20) days after Buyer’s claim for Additional Leakage, which Leakage Dispute Notice shall describe the nature of such disagreement in reasonable detail and identify the Dollar amount of such disagreement. If a Leakage Dispute Notice is not delivered to Buyer within twenty (20) days following the date on which Buyer delivers to Seller an Additional Leakage Statement, the Additional Leakage Statement shall be final, binding and non-appealable by the Parties. Seller and Buyer shall attempt to resolve in good faith all Leakage Claim Disputes for a period of twenty (20) Business Days (or such longer period as may be agreed by Buyer and Seller) after Buyer’s receipt of the Leakage Dispute Notice. If Buyer and Seller are unable to resolve the Leakage Claim Dispute, Buyer and Seller shall jointly retain the Independent Accounting Firm to resolve such disagreements. Buyer and Seller shall jointly enter into a customary engagement letter with the Independent Accounting Firm in connection with the retention of such Independent Accounting Firm. The Independent Accounting Firm shall consider only those items and amounts set forth in the applicable claim for Additional Leakage and Leakage Dispute Notice as to which Seller and Buyer have disagreed within the time periods and on the terms specified above and shall resolve such matters in accordance with the terms and provisions of this Agreement. In resolving such matters, the Independent Accounting Firm shall be acting as an accounting expert only and not as an arbitrator and shall not import or take into account usage, custom or other extrinsic factors. To the extent permitted by the engagement letter with the Independent Accounting Firm, each of Buyer and Seller may furnish to the Independent Accounting Firm such information and documents as they deem relevant, with copies of such submission and all such documents and information being concurrently given to the other party. The Independent Accounting Firm shall resolve each item of disagreement based solely on the supporting material provided by the parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either Party, in each case as presented to the Independent Accounting Firm. The Independent Accounting Firm shall issue a detailed written report that sets forth the resolution of the Leakage Claim Dispute. Such report shall be final and binding upon Buyer and Seller. The fees, costs and expenses of retaining the Independent Accounting Firm shall be allocated between the Buyer, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Seller claims Additional Leakage is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Seller, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Buyer and forty percent (40%) (i.e., 200 ÷ 500) to Seller. Any amount payable by Seller to Buyer or by Buyer to Seller as a result of the Independent Accounting Firm’s determination shall be due and payable within ten (10) Business Days of issuance of the Independent Accounting Firm’s written report. The Leakage Claim Dispute and all related matters and proceedings shall be treated as confidential among Seller, Buyer and the Independent Accounting Firm.

(d)            Within five (5) Business Days after the Additional Leakage Statement is finalized pursuant to this Article II the Seller shall pay to the Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer an amount equal to the sum of any Additional Leakage reflected in such finally determined Additional Leakage Statement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to and as qualified by the matters set forth in the applicable sections of the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date):

SECTION 3.1         Organization and Standing.

(a)            Seller is duly organized and validly existing as a corporation or other legal entity under the Laws of its jurisdiction of incorporation or domicile and in good standing, if applicable under the Laws of such jurisdiction, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)            Each Acquired Company (i) is duly organized and validly existing as a corporation or other legal entity under the Laws of its jurisdiction of incorporation or domicile and in good standing, if applicable under the Laws of such jurisdiction, (ii) has all requisite power and authority to carry on its business as it is currently being conducted and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of clause (iii) above, where the failure to have such power or authority or to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)            Seller has delivered to Buyer true, complete and correct copies of the Organizational Documents of each Acquired Company as amended and currently in effect.

SECTION 3.2        Authority. Seller or an Affiliate of Seller has all requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated thereby and carry out its obligations thereunder. The execution and delivery by Seller or an Affiliate of Seller of the Transaction Agreements to which it is or will be a party, the consummation by each Seller or an Affiliate of Seller of the transactions contemplated by and the performance by Seller or an Affiliate of Seller of its obligations under such Transaction Agreements, have been duly authorized by all necessary corporate or other organizational action on the part of each Seller or an Affiliate of Seller. Upon execution and delivery of the Transaction Agreements to which Seller or an Affiliate of Seller is or will be a party, such Transaction Agreements will be duly executed and delivered by Seller and (assuming such Transaction Agreements constitute the valid and binding agreement of the other parties thereto) such Transaction Agreements will constitute the legal, valid and binding obligations of Seller or an Affiliate of Seller that is a party thereto, enforceable against it in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.3         Capital Structure.

(a)            The capitalization of each of the Acquired Companies is as set forth in Section 3.3 of the Seller Disclosure Schedule. Except as set forth in Section 3.3 of the Seller Disclosure Schedule, there are no shares of capital stock, membership units or other equity interests of the Acquired Companies issued and outstanding. All of the Shares and all outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or subscription rights.

(b)            All outstanding shares of capital stock of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company, in each case, beneficially and of record, free and clear of all pledges, liens, charges, encumbrances, claims, mortgages, deeds of trust, licenses, rights of way, adverse claims of ownership or use, title defects, encroachments and security interests of any kind (collectively, “Liens”), other than Permitted Liens.

(c)            Except as set forth in Section 3.3 of the Seller Disclosure Schedule, there are no (i) restrictions upon the voting or transfer of the issued and outstanding membership interests, shares of capital stock or other ownership interests of any of the Acquired Companies or (ii) securities, options, calls, puts, tag-alongs, drag-alongs, warrants, rights, commitments, or agreements of any kind obligating or which may obligate any of the Acquired Companies or any of their Affiliates to issue, sell, transfer, purchase, return, acquire, redeem or deliver (or establish a sinking fund with respect to redemption) any shares of capital stock or other ownership interests of such Acquired Company or securities convertible into or exchangeable for any capital stock or other ownership interests of the Acquired Companies, and there are no shares of capital stock or other ownership interests of the Acquired Companies reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations or commitments of any of the Acquired Companies or of any Affiliate of any Acquired Company with respect to any Acquired Company. There are no bonds, debentures, notes or other Indebtedness of any of the Acquired Companies having voting rights (or convertible into securities having voting rights).

SECTION 3.4          Acquired Companies.

(a)            Other than the Company’s direct or indirect ownership of the issued and outstanding capital stock or other ownership interests of each of its Subsidiaries, the Company does not, directly or indirectly, own any shares of the capital stock or other ownership interests of, or other voting or equity interest in, any Person, except for Investment Assets held in the ordinary course of business, consistent with past practices, none of which constitutes one percent (1%) or more of the outstanding equity interests issued by any Person.

(b)            Other than with respect to the Company and CSE Insurance Company, the Subsidiaries of the Company have no Subsidiaries.

(c)            Each Acquired Company holds, in all material respects, good and valid title to or has valid leases, licenses or rights to all material property and other assets, reflected on its most recent balance sheet contained in the Financial Statements or thereafter acquired by such Acquired Company, in each case, free and clear of any Liens, except for Permitted Liens and except for property or other assets sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business consistent with past practices. Except as set forth on Section 3.4(c) of the Seller Disclosure Schedule, the assets of the Acquired Companies are sufficient for Buyer to operate the business conducted by the Acquired Companies as of the date hereof and as reflected in the Financial Statements.

SECTION 3.5         Noncontravention; Consents.

(a)            Except as disclosed in Section 3.5 of the Seller Disclosure Schedule, the execution and delivery of the Transaction Agreements by the Company, Seller or an Affiliate of Seller that is or will be a party thereto and the consummation of the transactions contemplated thereby, do not and will not (i) conflict with any of the provisions of the Organizational Documents of the Acquired Companies, Seller or an Affiliate of Seller, (ii) violate any Applicable Law applicable to the Acquired Companies, Seller or an Affiliate of Seller or by which any of them or any of their respective properties, assets or rights is bound or subject, or (iii) subject to the matters referred to in the next sentence, conflict with, result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination acceleration, impairment, alteration, or cancellation of, or result in rights to receive additional payment under, any other change of rights or obligations or the loss of benefits under, or result in the creation of any Lien (other than a Permitted Lien) on any right, property or asset of any Acquired Company, Seller or an Affiliate of Seller under any material note, bond, mortgage, indenture or contract which the Acquired Companies, Seller or an Affiliate of Seller is a party or by which any of such assets or properties is bound, which, in the case of clause (iii) above, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            No consent, approval, or authorization of, or declaration or filing with, or notice to, any Governmental Entity is or will be required by or with respect to the Acquired Companies, Seller or an Affiliate of Seller in connection with the execution and delivery of the Transaction Agreements by the Company, Seller or an Affiliate of Seller or the consummation by Company, Seller or an Affiliate of Seller of any of the transactions contemplated thereby, except for the approvals, filings, and notices set forth in Section 3.5 of the Seller Disclosure Schedule.

SECTION 3.6         Financial Statements.

(a)            Seller has previously delivered to Buyer true, correct and complete copies of the following statutory financial statements for each of the Insurance Companies, in each case together with the exhibits, schedules and notes thereto: (i) the audited statutory financial statements as of and for the years ended December 31, 2019 and December 31, 2020; and (ii) the quarterly statements for the first and second calendar quarter of 2021, in each case as filed with the California Department of Insurance, together with the exhibits, schedules and notes thereto (collectively, the “SAP Financial Statements”). The SAP Financial Statements have been derived from the Books and Records, have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved, and present fairly, in all material respects, the statutory financial position and results of operations, changes in capital and surplus and cash flows (or shareholders’ equity, as applicable) of the applicable Insurance Company, as of their respective dates and for the respective periods covered thereby in accordance with SAP. As of their respective filing dates, the SAP Financial Statements complied with, to the extent in effect at the time of filing or submission, all Applicable Laws in all material respects. All assets that are, or will be, as applicable, reflected as admitted assets on the SAP Financial Statements, to the extent applicable, comply, or will comply, as applicable, in all material respects with all Laws applicable to admitted assets. The Subsequent SAP Financial Statements required to be delivered after the date hereof pursuant to Section 5.18(b) will be derived from the Books and Records, will be prepared in all material respects in accordance with SAP applied consistently throughout the periods involved, and will present fairly, in all material respects, the statutory financial position and results of operations, changes in capital and surplus and cash flows (or shareholders’ equity, as applicable) of the applicable Insurance Company, as of their respective dates and for the respective periods covered thereby in accordance with SAP.

(b)            Seller has previously delivered to Buyer true, correct and complete copies of the audited consolidated financial statements of the Acquired Companies, including the related footnotes, as of and for the annual periods ended December 31, 2019 and 2020, in each case together with the exhibits, schedules and notes thereto (collectively, the “Acquired Companies Financial Statements” and, together with the SAP Financial Statements, the “Financial Statements”). The Acquired Companies Financial Statements (A) have been derived from the Books and Records, (B) have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved (except as described in the notes thereto), and (C) present fairly, in all material respects, the financial position and results of operations, and, if applicable, cash flows of the Acquired Companies as of their respective dates and for the respective periods covered thereby in accordance with GAAP. The Subsequent GAAP Financial Statements required to be delivered after the date hereof pursuant to Section 5.18(b) will be derived from the Books and Records, will be prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved (except as described in the notes thereto), and will present fairly, in all material respects, the financial position and results of operations, and, if applicable, cash flows of the Acquired Companies. It is acknowledged and agreed by Buyer that Seller is not making any representation or warranty (express or implied) in this Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement and nothing contained in this Agreement, including the Seller’s Disclosure Schedule, is intended or shall be construed to be a representation or warranty of the Seller in respect of the adequacy or sufficiency of the reserves of the Acquired Companies. No material violation or deficiency has been asserted by any Governmental Entity with respect to any of the Financial Statements that has not been resolved to the satisfaction of the applicable Governmental Entity.

(c)            Section 3.6(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all accounting practices used by the Acquired Companies in connection with the SAP Financial Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual or other guidance of any other Governmental Entity, as applicable (each such departure, a “Permitted or Prescribed Accounting Practice”). All such Permitted or Prescribed Accounting Practices have been approved by the applicable Governmental Entity at or prior to the time used by the applicable Acquired Company in connection with the applicable SAP Financial Statement.  Since January 1, 2018, none of the Acquired Companies or any Person acting on behalf of the Acquired Companies has sought approval for a permitted accounting practice that was either (i) not granted by the applicable Governmental Entity or (ii) granted by the applicable Governmental Entity but not used by the applicable Acquired Company in connection with the applicable SAP Financial Statement.

SECTION 3.7         No Undisclosed Liabilities. None of the Acquired Companies have any Liabilities, except for (a) liabilities and obligations to the extent specifically reserved against or disclosed in the most recent balance sheet contained in the Financial Statements (including any notes thereto), (b) liabilities disclosed in Section 3.7 of the Seller Disclosure Schedule and (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020 that were not, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

SECTION 3.8       Absence of Certain Changes or Events. Except as disclosed in the applicable subsection of Section 3.8 of the Seller Disclosure Schedule, since December 31, 2020, (a) the Acquired Companies have conducted their business in the ordinary course of business consistent with past practices, (b) there has not been any fact, event, occurrence, condition, circumstance, change or effect that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect and (c) none of Seller, the Acquired Companies, or any of their respective Affiliates has taken any action or failed to take any action that would, after the date hereof, be prohibited or has omitted to take any action that would, after the date hereof, be required, as the case may be, by Section 5.1.

SECTION 3.9          Taxes. Except as disclosed in Section 3.9 of the Seller Disclosure Schedule:

(a)            All (i) income, franchise and other material Tax Returns required to be filed by or on behalf of the Acquired Companies have been duly and timely filed with the appropriate Tax authority (after giving effect to any valid extensions of time in which to make such filings obtained in the ordinary course of business), (ii) such Tax Returns are true, correct and complete in all material respects and (iii) all amounts shown on such Tax Returns as due and all other material Taxes required to be paid by or with respect to the Acquired Companies (whether or not shown on any Tax Return) have been fully and timely paid.

(b)            The Acquired Companies have complied in all material respects with all Applicable Laws relating to withholding of Taxes and have duly and timely withheld and paid over to the appropriate Tax authority all material amounts required to be so withheld and paid over.

(c)            The charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the books (including the Financial Statements) of the Acquired Companies (excluding any provision for deferred income taxes) are adequate to cover their material Liabilities for Taxes accruing through the end of the last period for which the Acquired Companies have been audited by their external audit firm, and since the end of the last period for which the Acquired Companies have recorded items on their books, the Acquired Companies have not engaged in any transaction, or taken any other action, other than in the ordinary course of business that would reasonably be expected to result in a material Liability for Taxes.

(d)            The U.S. federal income tax classification of each Acquired Company is as described in Section 3.9(d) of the Seller Disclosure Schedule. Since January 1, 2018, no election under United States Treasury Regulations Section 301.7701-3 with respect to the federal income tax classification of an Acquired Company has been made.

(e)            Section 3.9(e) of the Seller Disclosure Schedule sets forth a true, correct and complete schedule of any amounts any of the Acquired Companies shall be required to include in income after the Closing Date under Section 13523(e) of the Tax Cuts and Jobs Act, Public Law No:  115-97.

(f)            No waiver of or agreement to extend any statute of limitations relating to Taxes for which the Acquired Companies are liable and that remains in effect has been granted, and no request for such a waiver or agreement is outstanding. No power of attorney has been granted with respect to any matter relating to Taxes of any Acquired Company that on the Closing Date will be in effect.

(g)            No Acquired Company is the subject of any audit, examination or other Action by any Governmental Entity relating to Taxes, and no Acquired Company has received any written notice from any Governmental Entity that any such audit, examination or Action is proposed, pending or will be initiated in the future. No Governmental Entity has asserted in writing any deficiency with respect to Taxes against the Acquired Companies with respect to any taxable period for which the period of assessment or collection remains open that has not been paid or otherwise resolved. There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of the transactions contemplated by this Agreement.

(h)            None of the Acquired Companies is a party to any Tax Sharing Agreement or similar Tax agreements (in each case, other than agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) pursuant to which it will have any obligation to any Person (other than an Acquired Company) to make any payments after the Closing Date. Since April 7, 1981, no Acquired Company has been a member of an affiliated group filing a consolidated Tax Return or any other group filing Tax Returns on a combined, consolidated, unitary or similar basis, other than any such group the parent of which is an Acquired Company.

(i)            There are no rulings or requests for rulings relating to Taxes for which any Acquired Company may be liable that could affect any Acquired Company’s liability for Taxes for any Post-Accounts Date Tax Period. Each Acquired Company is in compliance with the requirements for any Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement applicable to such Acquired Company.

(j)            There are no Liens with respect to Taxes on any of the assets of the Acquired Companies, other than Permitted Liens.

(k)            No Acquired Company has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law within the last six (6) years. No Acquired Company has participated in a “reportable transaction” within the meaning of Section 6707A(c), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Law within the last two (2) years.

(l)             No Acquired Company will be required to include any item of income in taxable income for any Post-Accounts Tax Period, as a result of any (i) change in (or use of an improper) method of accounting for a taxable period ending on or prior to the Accounts Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Accounts Date, (iii) intercompany transaction or (iv) prepaid amount received or deferred revenue realized outside of the ordinary course of business on or prior to the Accounts Date.

(m)            Except as set forth in Section 3.9(m) of the Seller Disclosure Schedule, no Acquired Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)            No Acquired Company (i) has entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local Law) that would be binding upon the Acquired Company after the Closing Date or (ii) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor or otherwise by operation of Law.

(o)            No claim has been made by an authority in a jurisdiction where an Acquired Company has not filed a particular type of Tax Return or paid Taxes that such Acquired Company is or may be required to file a Tax Return or pay Taxes in such jurisdiction, that has not been resolved.

(p)            No Acquired Company (i) has a permanent establishment in any country other than the country of its organization, (ii) is engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country or (iii) is subject to Tax on a net income basis in a jurisdiction outside the country in which it is organized.

(q)            No Acquired Company is, or has been within the last 12 months, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).

(r)             Since January 1, 2018, no Acquired Company has had any material direct or indirect ownership interest in any partnership or other entity or arrangement that could be treated as a partnership for tax purposes (other than an interest in another Acquired Company).

(s)            Each Acquired Company has complied with all material obligations under, and made all material payments pursuant to, any applicable abandoned or unclaimed property, escheat or similar Law.

(t)             Each Acquired Company has, to the extent applicable, materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act. No Acquired Company has (i) deferred any amounts under Section 2302 of the CARES Act or (ii)  received or claimed any tax credits under Section 2301 of the CARES Act.

SECTION 3.10         Books and Records. The Books and Records (a) have been maintained in all material respects in accordance with industry customary business practices and in accordance with Applicable Law, (b) accurately present and reflect, in all material respects, the business of the Acquired Companies and all transactions and actions related thereto and (c) are true, correct and complete in all material respects. All material electronic data associated with the Books and Records is accessible and readable using currently available technology by individuals in its current form.

SECTION 3.11        Compliance with Applicable Laws.

(a)            Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, since January 1, 2018, each of the Acquired Companies has been, and such Acquired Company’s business has been conducted, in compliance with all Applicable Laws. Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, since January 1, 2018, none of the Acquired Companies has been in violation in any material respect of any Laws, orders of, or material agreement with any Governmental Entity, in each case, applicable to them or their assets, properties, rights or businesses. Since January 1, 2018, none of the Acquired Companies has: (i) received any written notice or other communication from any Governmental Entity regarding any actual or alleged material violation of, or failure on the part of such company to comply with, any Applicable Laws; or (ii) been placed under investigation with respect to any violation of or non-compliance with any Applicable Law.

(b)            Except as disclosed in Section 3.11(b) of the Seller Disclosure Schedule, none of the Acquired Companies or any of its officers or directors, are a party to, or bound by, any material order, writ, judgment, injunction, decree, stipulation, determination or award entered by or agreement with, any Governmental Entity, in each case, applicable to any of the Acquired Companies or their assets, properties, rights or businesses.

(c)            Each of the Acquired Companies validly holds or possesses all material qualifications, permits, licenses, approvals, authorizations, consents, and registrations issued by, or registrations with, any Governmental Entity that are necessary to entitle it to own or lease, operate, and use its assets or properties and to carry on and conduct its business as conducted on the date hereof (collectively, “Permits”), each of which are set forth in Section 3.11(c) of the Seller Disclosure Schedule.

(d)            Except as disclosed in Section 3.11(b) of the Seller Disclosure Schedule, (i) all Permits are valid and in full force and effect, (ii) none of the Acquired Companies is in default or violation, in any material respect, of any of the Permits, and (iii) none of the Acquired Companies is the subject of any pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened Action seeking the revocation, suspension, limitation, termination, modification, impairment or non-renewal of any Permit. Subject to obtaining the consents set forth in Section 3.5 of the Seller Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement.

SECTION 3.12        Litigation; Investigations.

(a)            Except as disclosed in Section 3.12 of the Seller Disclosure Schedule: (i) there is no, and since January 1, 2018, there has not been any Action pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened against any Acquired Company, except for any such Action that would not reasonably be expected to result individually (or in the aggregate with any Actions with respect to substantially similar underlying facts, circumstances or events) in any loss to any Acquired Company of $250,000 or more or that would reasonably be expected to be material and adverse to the conduct of the business of any Acquired Company, (ii) there is no order of any Governmental Entity outstanding against any of the Acquired Companies or any of their respective assets, properties, or businesses resulting in, or that would reasonably be expected to result individually (or in the aggregate with any Actions with respect to substantially similar underlying facts, circumstances or events) in a loss to any Acquired Company of $50,000 or more and (iii) there is no Action against, or otherwise affecting, any Acquired Company that is a class action (whether or not a class has been certified), mass actions or Actions alleging bad faith.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, none of the Acquired Companies have received, at any time since January 1, 2018 any written notice or other written communication from any Governmental Entity commencing any material non-routine investigation or review of (i) the conduct or operation of the Acquired Companies or (ii) any actual, potential or alleged material violation of, or failure on the part of the Acquired Companies to materially comply with, any Applicable Law that, in each case, has not been remedied to the satisfaction of such Governmental Entity or is no longer being pursued by such Governmental Entity following a response by such person.

(c)            There are no Actions pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened, against Seller or any Acquired Company that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of Seller to enter into this Agreement.

SECTION 3.13        Contracts.

(a)            Section 3.13(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each Contract to which any Acquired Company is a party or by which it is bound or to which any Acquired Company’s assets properties or rights are subject, or entered into for the benefit of Seller or their its Affiliates, as of the date hereof (other than Insurance Contracts written by any Insurance Company or Reinsurance Agreements) that:

(i)               involved aggregate payments by any of the Acquired Companies in excess of $200,000 during the twelve (12)-month period ended December 31, 2020, or the delivery by an Acquired Company of goods or services with a fair market value in excess of $200,000 during the twelve (12)-month period ended December 31, 2020, in each case other than any contract between an Insurance Company and any Producer;

(ii)             involved receipt of payments by any Acquired Company in excess of, or any property with a fair market value in excess of, $200,000 during the twelve (12)-month period ended December 31, 2020, in each case other than any contract between an Insurance Company and any Producer or claims paid to an Insurance Company;

(iii)             has a non-affiliated Person license (as licensor or licensee) material Intellectual Property to or from any of the Acquired Companies (excluding licenses for commercially-available Software involving aggregate payments of less than $200,000 during the twelve (12)-month period ended December 31, 2020 and which Software is not integrated into any Company Software);

(iv)             contains covenants limiting the ability of any of the Acquired Companies in any material respect to engage in any line of business or to compete with any Person, in each case except for contracts and agreements that limit the ability of any Acquired Company to solicit the employment of, or hire individuals employed by, other Persons;

(v)             provides for any obligation to loan or contribute funds to, or make investments in, another Person, in each case except for Investment Assets;

(vi)            is a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit or the direct or indirect guarantee of any obligation for borrowed money of any Person or any other Liability in respect of Indebtedness for borrowed money of any Person, in each case, involving Liabilities in excess of $200,000;

(vii)           is a material limited liability company, partnership, joint venture or other similar contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the business of the Acquired Companies;

(viii)          is a material third-party administration, claims administration, underwriting or other insurance policy administration agreement relating to the Insurance Contracts;

(ix)            is an investment management agreement with any Affiliate of the Acquired Companies or any third party in respect of assets of any Insurance Company;

(x)              is a Contract between an Acquired Company, on the one hand, and any Company Employee, on the other hand, that is not terminable on thirty (30) or fewer days’ notice without any material liability or obligation;

(xi)             is a Contract for employment (and, for the avoidance of doubt, not an offer letter for at-will employment that is issued in the ordinary course of business) with any Company Employee, or any Contract with any individual person independent contractor, in either case involving $150,000 or more in annual compensation to such Company Employee or individual person independent contractor;

(xii)            is a collective bargaining agreement;

(xiii)          provides for any guarantee or surety by an Acquired Company of the obligations of any other Person (other than another Acquired Company);

(xiv)          pertains to any managing general agent or other third-party producer with authority to bind the Insurance Companies or that otherwise outsources any material function or part of the business of the Acquired Companies;

(xv)            is a Contract of distribution, agency or representation;

(xvi)          is a Contract with any Governmental Entity (other than a Permit);

(xvii)         appoints a power of attorney on behalf of any Acquired Company; or

(xviii)        contains a commitment or obligation to enter into any of the foregoing.

(b)            Each of the Contracts disclosed or required to be disclosed in the Seller Disclosure Schedule pursuant to this Section 3.13 or Sections 3.15 or 3.16 (each, a “Material Contract”) constitutes a legal, valid and binding obligation of the applicable Acquired Company that is a party thereto and, to the Knowledge of Seller, each other party thereto, enforceable against such Acquired Company and, to the Knowledge of Seller, each other party thereto in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect. No event or circumstance has occurred that would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.14         Insurance Regulatory Matters.

(a)            Section 3.14(a) of the Seller Disclosure Schedule sets forth (i) a true, correct and complete list, as of the date hereof, of all the Subsidiaries through which the Company conducts its insurance and reinsurance operations, together with the jurisdiction of domicile thereof and (ii) a true, correct and complete list of all jurisdictions in which the Insurance Companies are licensed or authorized to write or produce insurance business, and Seller has made available to Buyer true, correct and complete copies of each such license and authorization.

(b)            Each Insurance Company has timely filed all material reports, statements, registrations, filings, notices or submissions, including amendments thereto, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with any Governmental Entity since January 1, 2018, and all such reports, statements, registrations, filings, notices or submissions were in material compliance with Applicable Laws when filed, and no material deficiencies have been asserted by any such Governmental Entity with respect to such reports, statements, registrations, filings, notice or submissions that have not been addressed to the satisfaction of such Governmental Entity.

(c)            Seller has made available to Buyer (i) true, correct and complete copies of all material reports and registrations (including registrations as a member of an insurance holding company system) and any supplements or amendments thereto filed since January 1, 2018 by each of the Insurance Companies with any Insurance Regulator, (ii) true, correct and complete copies of all financial examination, underwriting examination and market conduct examination reports (including draft reports not yet finalized) issued by any Insurance Regulator with respect to any Insurance Company since January 1, 2018 and (iii) true, correct and complete copies of all analyses and reports submitted by any Insurance Company to the Insurance Regulator since January 1, 2018 relating to its risk based capital calculations. Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, the Insurance Companies are not, as of the date hereof, subject to any pending financial or market conduct examination by an Insurance Regulator.

(d)            Except as set forth on Section 3.14(d) of the Seller Disclosure Schedule, as of the date hereof, there are no material examinations, investigations or inquiries by any Insurance Regulator in progress with respect to the Insurance Companies (other than normal and customary inquiries) nor are any such examinations, investigations or inquiries (other than normal and customary inquiries) pending or scheduled with respect to the Insurance Companies.

(e)            There are no material orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity that materially restricts the conduct of the business of the Insurance Companies, limits in any material respect the ability of any Insurance Company to conduct its business (including its ability to pay dividends in any manner or make distributions) or that relates to their capital adequacy, credit or risk management policies or management.

(f)            Since January 1, 2018, each Insurance Company has timely paid in all material respects all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state insurance guaranty association, risk sharing plan, joint underwriting association, residual market facility, assigned risk pool or similar arrangement, or any Insurance Regulator.

(g)            None of the Insurance Companies is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

(h)            Since January 1, 2018, no Governmental Entity has revoked any license or status held by Seller or any of its Affiliates to conduct insurance operations, which revocation would reasonably be expected to materially impair or delay Seller’s or any Acquired Company’s ability to obtain any Required Approval.

SECTION 3.15          Affiliate Transactions.

(a)            Section 3.15(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list, as of the date hereof, of all Contracts, agreements, leases, licenses and other instruments, other than any Insurance Contracts, between any of the Acquired Companies, on the one hand, and either of Seller or any of its Affiliates (other than the Acquired Companies), on the other hand (collectively, “Intercompany Agreements”). Seller has made available to Buyer true, correct and complete copies of all Intercompany Agreements.

(b)            All Intercompany Agreements to which an Insurance Company is a party and which are required to be filed with or approved by any Governmental Entity have been so approved by the applicable Governmental Entities or so filed and not objected to by such Governmental Entities within the period provided for objection, in each case except as would not reasonably be expected to result in a material violation of Applicable Law by, or imposition of a material fine on, the applicable Insurance Company.

SECTION 3.16          Employee Benefit Plans.

(a)            Section 3.16(a) of the Seller Disclosure Schedule includes a list of all material Employee Benefit Plans as of the date hereof, indicating which of such Employee Benefit Plans are maintained, sponsored or contributed to by an Acquired Company (each, a “Company Benefit Plan”) and which are maintained, sponsored or contributed to solely by Seller or its Affiliates other than the Acquired Companies (each, a “Seller Benefit Plan”). With respect to each such Company Benefit Plan, Seller has delivered or made available to Buyer true, correct and complete copies of each of the following, to the extent applicable: (i) the writing constituting such Company Benefit Plan (and all amendments thereto) or, in the case of an unwritten Company Benefit Plan, a written summary of all material plan terms; (ii) the most recent summary plan description and summaries of material modifications thereto; (iii) copies of all current related trust agreements and other funding arrangements, insurance policies and contracts; (iv) for each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the U.S. Internal Revenue Service (“IRS”); (v) the most recently filed Form 5500 Annual Report (including all applicable schedules); (vi) annual nondiscrimination testing results for the most recently completed plan year; and (vii) any non-routine correspondence with any Governmental Entity relating to any Company Benefit Plan that would reasonably be expected to result in material Liability to the Acquired Companies. With respect to each Seller Benefit Plan, Seller has delivered or made available to Buyer a true, correct and complete copy of such Seller Benefit Plan (and all amendments thereto).

(b)            Except as disclosed in Section 3.16(b) of the Seller Disclosure Schedule, there are no material claims, audits, inquiries, complaints, proceedings, investigations, disputes or Actions pending or, to the Knowledge of Seller, threatened with respect to any Company Benefit Plan, other than claims for benefits in the ordinary course of business.

(c)            Except as disclosed in Section 3.16(c) of the Seller Disclosure Schedule or to the extent required by COBRA, no Company Benefit Plan provides, and no Acquired Company has any obligation to provide, or has promised to provide in the future, any medical, dental or life insurance coverage or any other welfare benefits to any current or former employees, directors, consultants or other service providers (or beneficiaries thereof) after termination of employment or retirement. None of the Acquired Companies or any ERISA Affiliate has any Liability on account of a violation of COBRA, Section 4980D or Section 4980H of the Code that would reasonably be expected to result in material Liability to the Acquired Companies.

(d)            Except as disclosed in Section 3.16(d) of the Seller Disclosure Schedule, none of the Employee Benefit Plans is, and no Acquired Company has or would have any Liability (including Liability on account of an ERISA Affiliate) with respect to, (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or an employee benefit plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (ii) an employee benefit plan subject to Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iv) an employee benefit plan funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, (v) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code or (vi) any other employee benefit plan subject to Section 412 of the Code, Section 430 of the Code, Section 302 of ERISA or Title IV of ERISA.

(e)            Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or is subject to a favorable determination or opinion letter from the IRS and, to the Knowledge of Seller, no event has occurred and no condition exists that has adversely affected or would reasonably be expected adversely to affect the qualification of any such Employee Benefit Plan. Each Company Benefit Plan has been maintained, operated and administered (i) in all material respects in accordance with its terms and (ii) in compliance in all material respects with all Applicable Laws. Nothing has occurred that has subjected or would reasonably be expected to subject any Acquired Company to any material Liability with respect to any Employee Benefit Plan on account of (i) a penalty under Section 502 of ERISA, (ii) a tax or penalty under Chapter 43 of the Code or (iii) a breach of fiduciary duties under ERISA.

(f)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or upon the occurrence of any additional or subsequent events) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit under any Employee Benefit Plan to any Company Employee or other individual service provider of any Acquired Company.

(g)            Section 3.16(g) of the Seller Disclosure Schedule contains a list of each Company Employee as of the date hereof, and such list includes, for each Company Employee, such employee’s, as of the date hereof, (i) wages, salary or hourly rate of pay, (ii) commission, bonus, or other incentive compensation opportunity, (iii) date of hire, (iv) job title, (v) exempt or non-exempt status under the Fair Labor Standards Act (“FLSA”) and (vi) principal work location (including, for Company Employees who primarily work remotely, their primary remote work location).

(h)            No Acquired Company is party to or otherwise bound by any collective bargaining agreement, and there are no labor unions or other labor organizations representing or, to the Knowledge of Seller, purporting to represent any Company Employees. There is no pending or, to the Knowledge of Seller, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or organizing campaign, or any material unfair labor practice charges or other disputes involving a labor organization or proceedings or with respect to unionization or collective bargaining with respect to any of the Company Employees as of the date hereof.

(i)            Except as disclosed in Section 3.16(i) of the Seller Disclosure Schedules, the Acquired Companies are, and since January 1, 2018, have been, in compliance with all Laws pertaining to employment and employment practices to the extent they relate to Company Employees and independent contractors of the Acquired Companies, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, pay equity, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Except as would not reasonably be expected to result in material Liability to the Acquired Companies taken as a whole, (i) all individuals characterized and treated by the Acquired Companies as consultants or independent contractors are properly treated as independent contractors under all Applicable Laws, (ii) all current and former Company Employees classified as exempt under the FLSA and state and local wage and hour laws are properly classified and (iii) there are no Actions against the Acquired Companies pending or, to the Knowledge of Seller, threatened to be brought or filed by any current or former Company Employee, consultant, volunteer, intern or independent contractor of the Acquired Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment-related matters under Applicable Laws. To the Knowledge of Seller, no Company Employee or former Company Employee currently is the subject of any sexual harassment complaint or investigation (whether internal or conducted by a Governmental Entity), and neither the Company nor any Acquired Company has been subject to any Action or settlement agreement involving allegations of sexual harassment.

(j)            Each Company Employee has all work permits, immigration permits and visas required by Applicable Law for such individual’s employment or with other work performed or services provided for any Acquired Company. The Acquired Companies have properly completed and retained, in all material respects, a Form I-9 with respect to each Company Employee.

(k)            No Key Employee has, to the Knowledge of Seller, (i) notified the Seller or any Acquired Companies of the intent to terminate his or her employment as a result of the Closing; or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract that would reasonably be expected to have a material adverse effect on the performance by such Company Employee of any of his or her duties or responsibilities as an employee of the Acquired Company.

(l)            Except as listed in Section 3.16(l) of the Seller Disclosure Schedule as of the date hereof, no Company Employee is employed by any Acquired Company outside the United States.

(m)            Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all material respects in compliance with Section 409A of the Code and the related applicable regulatory guidance, and none of the Acquired Companies has been required to withhold or pay any Taxes directly as a result of its failure to comply with Section 409A of the Code in respect thereof. None of the Acquired Companies has any obligation to make a “gross-up” or similar payment with respect to any Taxes that become payable under Section 409A of the Code.

(n)            No amount paid or payable (whether in cash, in property, or in the form of benefits) to a Company Employee or individual service provider by the Company in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will or would reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any gross-up or other additional payment from any Acquired Company as a result of the imposition of a Tax under Section 4999 of the Code.

(o)            The Acquired Companies are in material compliance with the Worker Adjustment and Retraining Notification Act of 1988 (29 USC § 2101), as amended, and any other applicable Laws regarding redundancies, reductions in force, mass layoffs, and plant closings (collectively, the “WARN Act”) and has no outstanding material liabilities pursuant thereto. During the last ninety (90) days, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to any Company Employees for which proper notice under the WARN Act was not provided.

SECTION 3.17    Insurance Contracts. Except as set forth in Section 3.17 of the Seller Disclosure Schedule:

(a)            Since January 1, 2018, claims paid or payable to any Person under any Insurance Contract have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, and such payments or provisions were not materially delinquent and were paid (or will be paid) without material fines or penalties (excluding interest), except for such claims for which the applicable Insurance Company, is contesting payment and believes there is a reasonable basis to contest payment.

(b)            To the extent required under Applicable Law, all policy forms, amendments, applications and certificates pertaining thereto and rates in use by the Insurance Company (collectively, the “Policy Forms”) with respect to the Insurance Contracts in use by each of the Insurance Companies, are on forms and at rates approved by the applicable Insurance Regulator or that have been filed and not objected to by such Insurance Regulator within the period provided for objection, in each case except as would not reasonably be expected to result in a material violation of Applicable Law by, or a material fine on, an Insurance Company.

SECTION 3.18      Reinsurance.

(a)            Section 3.18(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Reinsurance Agreements. Seller has made available to Buyer a true, correct and complete copy of each Reinsurance Agreement in effect as of the date hereof to which any Insurance Company is a party and has any existing rights or obligations. Each such Reinsurance Agreement is a legal, valid and binding obligation of the applicable Insurance Company party thereto and, to the Knowledge of Seller, each other party thereto, and is enforceable against the applicable Insurance Company party thereto and, to the Knowledge of Seller, each other party thereto, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)). Neither the applicable Insurance Company nor any of the other parties to any such Reinsurance Agreement is in default or breach or has failed to perform any material obligation under any such Reinsurance Agreement, and there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both), nor has any Insurance Company received or given any notice from any party to any such Reinsurance Agreement of any dispute or default with respect to such Reinsurance Agreement or notice of termination, recapture, rescission or acceleration. No reinsurer under any such Reinsurance Agreement has provided written notice seeking to deny or limit coverage under any such Reinsurance Agreement. There are no pending or threatened Actions with respect to any such Reinsurance Agreement. No party to any such Reinsurance Agreement has given written notice that remains in effect of termination (provisional or otherwise) or recapture in respect of any such Reinsurance Agreement.

(b)            Except as set forth in Section 3.18(b) of the Seller Disclosure Schedule, no material Reinsurance Agreement contains any provision providing that any Insurance Company or any other party thereto may terminate or modify such Reinsurance Agreement by reason of (i) the transactions contemplated by this Agreement, (ii) a ratings downgrade of an Insurance Company below certain minimum ratings issued by a credit rating agency as set forth in the applicable Reinsurance Agreement or (iii) a reduction of an Insurance Company’s capital and surplus below a certain level, as set forth in the applicable Reinsurance Agreement.

(c)            Section 3.18(c) of the Seller Disclosure Schedule sets forth a list of all Liens, collateral or security arrangements, including by means of a credit for reinsurance trust or letter of credit, to or for the benefit of any cedant under any Reinsurance Agreement to which the Insurance Companies are a party.

(d)            Except as set forth in Section 3.18(d) of the Seller Disclosure Schedule, none of the Insurance Companies is party to any Reinsurance Agreement as a reinsurer thereunder or pursuant to which any Insurance Company otherwise assumes or reinsures insurance liabilities from a cedant. Each of the Insurance Companies was entitled under SAP to take full financial statement credit for all amounts for which such financial statement credit was taken in the SAP Financial Statements as at and since January 1, 2018 for any amounts recoverable by such company pursuant to any Reinsurance Agreement to which it was a party.

SECTION 3.19      Producers; Administrators.

(a)            The Insurance Companies and their Producers are and have been since January 1, 2018 in compliance in all material respects with all applicable Laws regulating the marketing, underwriting, rating, issuance, administration, cancellation and sale of Insurance Contracts, including but not limited to Applicable Laws regulating claims handling, advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or Contract is suitable for an applicant, prohibiting the use of unfair or bad faith methods of competition and deceptive acts or practices and regulating replacement transactions, except for such failures to be licensed or such violations that have been cured, resolved or settled or are barred by an applicable statute of limitations. For purposes of this Section 3.19(a) “advertisement” means any material designed to create public interest in insurance policies or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or Contract.

(b)            Except as set forth in Section 3.19(b) of the Seller Disclosure Schedule, and to the Knowledge of Seller with respect to third-party Producers, since January 1, 2018 (i) each Producer, at any time that it wrote, sold or produced Insurance Contracts for any of the Insurance Companies, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such Insurance Contracts, and (ii) no such Producer is in material violation of any term or provision of applicable Law relating to the writing, sale or production of such Insurance Contracts for any of the Insurance Companies.

(c)            Except as set forth in Section 3.19(c) of the Seller Disclosure Schedule, to the Knowledge of Seller with respect to third-parties, since January 1, 2018, each administrator that managed or administered insurance business for any of the Insurance Companies, at the time such Person managed or administered such business, was duly licensed as required by Law (for the type of business managed or administered on behalf of the applicable Insurance Company), and no such administrator is in violation (or with or without notice or lapse of time or both, would be in violation) of any material term or provision of any Law applicable to the administration or management of insurance business for the Insurance Companies, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Entities or are barred by an applicable statute of limitations.

SECTION 3.20      Investment Assets.

(a)            Section 3.20(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Investment Assets owned by, or held in trust for the benefit of, the Insurance Companies as of the close of business on the second (2) Business Day immediately preceding the date of this Agreement, with information included therein as to the cost of each such asset and, if reasonably available, the market value thereof (the “Scheduled Investment Assets”). To the Knowledge of Seller, as of the date hereof, none of the Scheduled Investment Assets was in arrears or default in the payment of principal or interest or dividends or had been permanently impaired to any material extent. The Insurance Companies, or a trustee acting on the Insurance Companies’ behalf, have valid title to all of the Scheduled Investment Assets, free and clear of any Liens other than Permitted Liens.

(b)            The Scheduled Investment Assets comply in all material respects with, and Seller has made available to Buyer true, correct and complete copies of, the investment guidelines and policies and any applicable hedging guidelines with respect to the business of the Acquired Companies as of the date hereof (collectively, the “Investment Guidelines”).

SECTION 3.21      Insurance. As of the date of hereof, Seller or its Affiliates, with respect to each of the Acquired Companies, maintain the insurance policies and coverages set forth in Section 3.21 of the Seller Disclosure Schedule, all premiums due thereunder have been paid when due in all material respects and all such policies are in full force and effect and Seller and their Affiliates and the Acquired Companies have not received any written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect. There are no material claims by any Acquired Company pending under any such insurance policies as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised in writing that it intends to deny.

SECTION 3.22      Real Estate.

(a)            Other than as set forth in Section 3.22(a) of the Seller Disclosure Schedule and other than Investment Assets, the Acquired Companies do not own or lease any real properties or have any interests in real property.

(b)            The real property listed or required to be listed in Section 3.22(b) of the Seller Disclosure Schedule is referred to herein as the “Leased Real Property.” A true, correct and complete copy of each lease agreement relating to the Leased Real Property has previously been made available to Buyer from Seller, and each such lease agreement is a legal, valid and binding obligation of the applicable Acquired Company party thereto and each other party thereto, and is enforceable against the applicable Acquired Company party thereto, and each other party thereto, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)).

SECTION 3.23      Intellectual Property.

(a)            Section 3.23(a) of the Seller’s Disclosure Schedule sets forth, as of the date hereof, all items of Company Intellectual Property that are: (i) (A) registered Trademarks and all applications therefor and material unregistered Trademarks, (B) all Internet domain names, (C) registered copyrights and all applications therefor and (D) issued patents and all applications therefor, indicating for each of the foregoing (x) the current owner or registrant, (y) the application, registration and issue number (as applicable) and (z) the application, registration and issue date (as applicable), and (ii) other Intellectual Property, including Software, that is material to the business of any of the Acquired Companies. The issued or registered Intellectual Property included in Section 3.23(a) (the “Registered IP”) of the Seller Disclosure Schedule is subsisting, valid and enforceable.

(b)            All filings and payments required to be made to maintain any material Registered IP have been made. No issuance or registration for, or application for registration of, Intellectual Property included in the Company Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Acquired Companies have in its commercially reasonable judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application. None of the Registered IP is subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method review), or cancellation or opposition proceeding.

(c)            Since January 1, 2018, the Acquired Companies have not received any written notice or other material written communication that the business of the Acquired Companies has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person except as would not individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened in writing or, to the Knowledge of Seller, otherwise threatened against the Acquired Companies relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of another Person. To the Knowledge of Seller, since January 1, 2018, no Person has been or is infringing, misappropriating, diluting or otherwise violating the rights of any of the Acquired Companies in respect of any material Company Intellectual Property. No allegation of infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened by an Acquired Company against another Person relating to any actual, alleged or suspected infringement, misappropriation or violation of any material Company Intellectual Property.

(d)            Except as set forth in Section 3.23(d) of Seller Disclosure Schedule, one or more of the Acquired Companies exclusively own the Company Intellectual Property, free and clear of any Lien, license, or other restriction, other than any Permitted Lien, and possess the valid and enforceable right to use the Licensed Intellectual Property and all other Intellectual Property used in the conduct of the business of any of the Acquired Companies. Each Company Employee and any other individual who is or was employed by any Acquired Company who is or was involved in the authorship, invention, creation, conception or development of any material Intellectual Property for or on behalf of the Acquired Companies has entered into a written agreement assigning to the Acquired Companies all such material Intellectual Property authored, invented, created, conceived or developed by such Company Employee or individual in the scope of his or her employment or engagement with the Acquired Companies or the Acquired Companies otherwise own such material Company Intellectual Property pursuant to Applicable Law.

(e)            The Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of all trade secrets and other material confidential information included in the Company Intellectual Property or for which an Acquired Company otherwise has a duty to preserve its confidentiality.

(f)            None of the Acquired Companies has used, modified, or distributed any Open Source Software in a manner that: (i) requires (or conditions the use, modification or distribution of such Software on) the disclosure, licensing or distribution of any source code for any Company Software other than such Open Source Software; (ii) requires the licensing or disclosure of any material Company Software other than such Open Source Software, for the purpose of making derivative works, or (iii) creates obligations for any of the Acquired Companies with respect to Company Intellectual Property or grants to any Person any rights or immunities under Company Intellectual Property.

(g)            The Acquired Companies have no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available, and have not delivered, licensed, or made available, the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, a Company Employee or who was a Company Employee at the time of delivery, licensing, or making available. To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, a Company Employee.

(h)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of any Contract pursuant to which an Acquired Company grants or receives rights to Intellectual Property; (iii) payment of any royalties or other license fees with respect to Intellectual Property of any other Person in excess of those payable by the Acquired Companies in the absence of this Agreement; (iv) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Intellectual Property owned by, or licensed to, Buyer or any of the Company Intellectual Property.

SECTION 3.24      IT Systems; Data Security and Privacy. The IT Systems (a) are in good repair and operating condition and are adequate for the business of the Acquired Companies and (b) do not contain any Malicious Code that would reasonably be expected to interfere with the conduct of the business of the Acquired Companies or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Data or other non-public information. The Acquired Companies (a) have implemented, maintained, and complied in all material respects with an Information Security Program and (b) have taken commercially reasonable steps to assess and test such plans and procedures on no less than an annual basis, remediated all critical, high and medium risks and vulnerabilities with respect thereto and such Information Security Programs have been proven effective upon such testing. The Acquired Companies, and with respect to Company Data, their Data Processors, comply, in all material respects, with applicable Privacy Requirements. All Company Data will continue to be available for Processing by, the Acquired Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, and, to the Knowledge of the Seller, to the extent required by applicable Privacy Requirements, (a) Personal Data is Processed by the Acquired Companies and its Data Processors in an encrypted manner, and (b) Personal Data is deleted or destroyed by the Acquired Companies and their Data Processors. The Acquired Companies have not sold (as defined by the California Consumer Privacy Act of 2018), and does not sell, any Personal Data to Persons or other third parties. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate in any material respect any Privacy Requirements or Company Privacy Policies. Where the Acquired Companies use a Data Processor to Process Personal Data, the Acquired Companies have used commercially reasonable efforts to obligate such Data Processors to Process such Personal Data in compliance with the Privacy Requirements. Since December 31, 2019, (a) the Acquired Companies and their Data Processors have not suffered a material Security Incident, (b) have not been required to notify any Person or Governmental Entity of any Security Incident and (c) have not been adversely affected by any Malicious Code or denial-of-service attacks on any IT Systems that had a material impact on the operation of the business of the Acquired Companies. Neither the Acquired Companies nor, to the Knowledge of the Seller, any third party acting at the direction or authorization of the Seller or the Acquired Companies has paid any perpetrator of any actual or threatened Security Incident or cyberattack, including a ransomware attack or a denial-of-service attack. The Acquired Companies have not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been subject to any proceeding relating to noncompliance or potential noncompliance with the Privacy Requirements or the Acquired Companies’ Processing of Personal Data. The Acquired Companies maintain, and since December 31, 2019 have maintained, cyber liability insurance.

SECTION 3.25      Actuarial Reports; Reserves.

(a)            Section 3.25(a) of the Seller Disclosure Schedule lists the final versions of actuarial reports that (i) have been prepared for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, (ii) relate to the business or the Acquired Companies and (iii) were prepared by external actuaries or, to the extent made available to any Governmental Entity, internal actuaries. The Company has made available to Buyer or its advisers true, correct and complete copies of all such actuarial reports, together with all attachments, addenda, supplements and modifications thereto. The information and data furnished by Seller or the Acquired Companies to their respective independent actuaries in connection with the preparation of any such actuarial reports were compiled from the Books and Records and were true, correct and complete in all material respects for the periods covered in such reports, subject in each case to any limitations and qualifications contained in such actuarial reports. To the Knowledge of Seller, no data provided in connection with the preparation of such actuarial reports was materially inaccurate.

(b)            The Reserves of each Insurance Company contained in the Financial Statements, except as otherwise noted in the Financial Statements and notes thereto: (i) were determined in accordance with SAP applied on a consistent basis for the periods presented, (ii) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial provisions, (iii) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the Financial Statements for the prior year, (iv) were based on actuarial assumptions which produced reserves at least as great as those called for in provisions of any Contract to which any Acquired Company is a party or by which it is bound as to reserve basis and method, and are in accordance with all other Contract provisions, (v) satisfied the requirements of all Applicable Law in all material respects, except as otherwise noted in such Financial Statements and notes thereto included in such Financial Statements and (vi) included provisions for all actuarial reserves and related statement items which ought to be established, in each case, as required to be certified by the actuaries of the Insurance Companies pursuant to Applicable Law.

SECTION 3.26      Ratings. As of July 31, 2021, (a) the long-term issuer credit rating of the Company is “A-” by A.M. Best Company, Inc. (“A.M. Best”) and (b) the financial strength or claims-paying ability of the Insurance Companies is rated “A-” by A.M. Best. A.M. Best has not announced or notified the Company that such ratings are under review. For the avoidance of doubt, any changes in the ratings of clause (a) and (b) following the Closing will not be considered a breach of this Section 3.26.

SECTION 3.27      Brokers. Seller is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser, or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Seller or any Affiliate, except as set forth in Section 3.27 of the Seller Disclosure Schedules.

SECTION 3.28      No Other Representations and Warranties; Schedules; COVID-19. None of Seller, any of its Affiliates or any of their respective officers, employees, agents or Representatives, makes or has made any express or implied representation or warranty on behalf of Seller other than those expressly set forth in this Article III. Notwithstanding anything to the contrary contained in this Agreement, any Transaction Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith or therewith, Buyer acknowledges and agrees that Seller makes no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith or therewith, is intended or shall be construed to be a representation or warranty, express or implied, of Seller, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (a) the adequacy or sufficiency of Reserves or (b) the effect of the adequacy or sufficiency of Reserves on any line item, asset, liability or equity amount on any financial or other document. Disclosure of any fact or item in any Section of the Seller Disclosure Schedule referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section to the extent such relevance is apparent on the face of such disclosure (without knowledge of any underlying documents) whether or not a specific cross-reference appears. Disclosure of any fact or item in any Section of the Seller Disclosure Schedule shall not constitute an admission to any third party or, unless the context otherwise requires, to Buyer that such item or fact is material to the business or financial condition of the Company or any of its Subsidiaries individually or taken as a whole.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to and as qualified by the matters set forth in the applicable sections of the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date):

SECTION 4.1      Organization, Standing and Power. Buyer is duly organized and validly existing as a corporation or other legal entity under the Laws of its jurisdiction of incorporation or domicile and in good standing, if applicable under the Laws of such jurisdiction, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

SECTION 4.2      Authority. Buyer has all requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements, to which it is or will be a party and to consummate the transactions contemplated thereby and carry out the obligations thereunder. The execution and delivery by Buyer of the Transaction Agreements to which it is or will be a party, and the consummation by Buyer of the transactions contemplated by, and the performance by Buyer of its obligations under such Transaction Agreements have been, and with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly authorized by all necessary corporate or other organizational action on the part of such entity. Upon execution and delivery of the Transaction Agreements to which Buyer is or will be a party, such Transaction Agreements will be duly executed and delivered by Buyer and (assuming such Transaction Agreements constitute the valid and binding agreement of the other parties thereto) such Transaction Agreements will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.3      Noncontravention; Consents.

(a)            Except as disclosed in Section 4.3(a) of the Buyer Disclosure Schedule, or as may result from any facts or circumstances solely related to Seller or its Affiliates (as opposed to any other third party), the execution and delivery of the Transaction Agreements to which it is a party by Buyer and the consummation of the transactions contemplated thereby, do not and will not (i) conflict with any of the provisions of the Organizational Documents (including any resolutions or written consents of the board of directors, shareholders, general or limited partners, members or managers, as applicable) of Buyer, (ii) violate or conflict with any Applicable Law applicable to Buyer or by which it or any of its properties, assets or rights is bound or subject, or (iii) subject to the matters referred to in the next sentence, conflict with, result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination acceleration, impairment, alteration, or cancellation of, or result in rights to receive additional payment under, any other change of rights or obligations, the loss of benefits under, or result in the creation of any Lien (other than a Permitted Lien) on any right, property or asset of Buyer under any material note, bond, mortgage, indenture or contract which Buyer is a party or by which any of such assets or properties is bound, which, in the case of clause (iii) above, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.

(b)            Except as set forth in Section 4.3(b) of the Buyer Disclosure Schedule, or as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, this Agreement do not, require any consent, approval, or authorization of, or declaration or filing with, or notice to, any Governmental Entity to be obtained or made by Buyer or any of its Affiliates prior to the Closing.

SECTION 4.4      Purchase Not for Distribution. The Shares are being acquired by Buyer for its own account and without a view to the public distribution or sale of the Shares or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Buyer is capable of bearing the economic risks of such investment. Buyer understands that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of applicable state, federal and foreign securities Laws.

SECTION 4.5      Absence of Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing, against Buyer that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of Buyer to enter into this Agreement.

SECTION 4.6      Financial Ability. Buyer will have at the Closing sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement at the Closing. The obligations of Buyer to effect the transactions contemplated by this Agreement are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

SECTION 4.7      Investigation. Buyer has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies and their business and has been furnished with or given access to information about the Acquired Companies and their business as Buyer has requested.

SECTION 4.8      Regulatory Matters. Within the past five (5) years, no Governmental Entity has revoked any license or status held by Buyer or any of its Affiliates to conduct insurance operations, which revocation would reasonably be expected to materially impair or delay Buyer’s ability to obtain any Required Approval. As of the date of this Agreement, Buyer has a reasonable basis to believe that the consents, approvals, authorizations and waivers set forth in Section 4.3(b) of the Buyer Disclosure Schedule will be obtained prior to the Outside Date.

SECTION 4.9      Brokers. Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser, or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate.

SECTION 4.10      No Additional Representations; Inspection.

(a)            Buyer acknowledges and agrees that none of Seller or any of its Affiliates is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Company or its Subsidiaries, other than the representations and warranties expressly set forth in Article III, and that the Company or its Subsidiaries are otherwise being sold “as is” and “where is”. In addition, Buyer acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided or made available to Buyer and its Representatives by or on behalf of Seller and its Representatives are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates, except to the extent provided in Article III.

(b)            Buyer acknowledges and agrees that none of Seller or any of its Affiliates has made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials other than the representations and warranties expressly contained in this Agreement.

ARTICLE V
COVENANTS

SECTION 5.1      Conduct of Business of the Acquired Companies. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with Section 7.1, except (a) as expressly required by this Agreement, (b) as set forth in Section 5.1 of the Seller Disclosure Schedule, (c) actions set forth in Section 5.1(1) of the Seller Disclosure Schedule, (d)  in accordance with a Contagion Protocol (i) that has been implemented by the Seller or the Acquired Companies prior to the date hereof and (ii) the material terms of which have been made available to Buyer prior to the date hereof (in each case of clauses (i) and (ii), with respect to the Acquired Companies or the Acquired Companies’ businesses), (e) as required by Applicable Law or order of a Governmental Entity, or (f) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause each of the Acquired Companies to conduct its business in the ordinary course of business and to refrain from taking any of the following actions and, to the extent consistent therewith, shall use and cause each of its Subsidiaries to use its reasonable best efforts to maintain its and its Subsidiaries’ respective relations and goodwill with Governmental Entities, customers, suppliers, insurers, licensors, licensees, distributors, creditors, lessors, employees, agents and business associates:

(a)          split, combine or reclassify, or issue or authorize the issuance of any securities or other ownership interests in respect of, in lieu of or in substitution for the Shares, capital stock, membership interests or other ownership interests of the Acquired Companies or reduce, redeem, repurchase or return any share capital, loan capital or other securities of any Acquired Company;

(b)            adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a merger, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(c)          effect any recapitalization, reclassification, stock split or combination or similar change in the capitalization of any of the Acquired Companies, or reincorporate or domesticate any Acquired Company;

(d)            redomesticate any of the Acquired Companies, amend any Organizational Documents of the Acquired Companies, or change any Insurance Company’s state of domicile;

(e)            make any material change in the underwriting, claims administration, investment, reserving, loss control, policy retention or conservation or financial accounting policies, practices or principles of the Acquired Companies, as applicable, in effect on the date hereof, other than any change required by Applicable Law, GAAP or SAP (or the interpretation thereof), or in respect of underwriting, claims, administration, investment, hedging or risk management policies, practices or principles, in the ordinary course of business, or fail in any material respect to comply with such guidelines, policies, practices or principles;

(f)            make any material change to any existing actuarial practice guidelines or policies of the Insurance Companies or any material assumption underlying any reserves or actuarial practice or policy, except as may be required under GAAP or SAP;

(g)            incur any Indebtedness to any Person (other than another Acquired Company) for borrowed money (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business) or assume, grant, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in respect of transactions relating to the Investment Assets in the ordinary course of business, and loans and advances to Producers and Company Employees in the ordinary course of business);

(h)            other than in the ordinary course of business, modify, amend (in any material respect), recapture or terminate (other than at its stated expiry date) any Material Contract or any Reinsurance Agreement or enter into any contract which would, if entered into prior to the date hereof, have been a Material Contract or Reinsurance Agreement;

(i)            other than with respect to the Investment Assets or otherwise in the ordinary course of business, (i) purchase, sell, lease, exclusively license, exchange or otherwise dispose of or acquire any property or assets, (ii) permit any of their assets to become subject to any Lien other than Permitted Liens or (iii) acquire any new investments that would subject any of the Acquired Companies to any Liability to fund any capital calls or capital commitments or similar obligations;

(j)            acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing except for acquisitions of Investment Assets in accordance with the Investment Guidelines;

(k)            settle any Action against any of the Acquired Companies (other than claims under Insurance Contracts, within applicable policy limits) that involves any non-monetary relief that would establish an adverse precedent or otherwise (i) with respect to claims other than pursuant to an insurance policy issued by an Insurance Company, for an amount that exceeds $30,000 and (ii) with respect to claims pursuant to an insurance policy issued by an Insurance Company, for an amount that exceeds $2,000,000;

(l)            modify the terms of, or default under, or with respect to, any Indebtedness or Liability greater than $250,000 of any of the Acquired Companies (other than any such Liability that is being contested in good faith) or, other than in the ordinary course of business, cancel or compromise any Indebtedness greater than $250,000 or waive any rights;

(m)            enter into or withdraw from any new line of business or introduce any new products or services, or put into “run off” any material lines of business;

(n)            undertake or commit to make any capital expenditures for which the aggregate consideration paid or payable in any individual transaction is in excess of $50,000 and otherwise deviate in any material respect from the capital expenditure budget of any of the Acquired Companies in effect as of the date hereof;

(o)            increase or accelerate the vesting or payment of any compensation or employee benefits of any Company Employee, other than any Change of Control Payment described on Schedule I of this Agreement, as required by the terms of any Employee Benefit Plan or pursuant to merit-based increases in base compensation, not in excess of 10%, for a Company Employee whose annual cash compensation does not exceed $100,000;

(p)            enter into, establish, materially amend or terminate any Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement);

(q)            hire any new Company Employee, except in the ordinary course of business or to replace a Company Employee who voluntarily terminated his or her employment or been terminated for cause, or terminate the employment or services of any Company Employee whose annual compensation exceeds $100,000, other than for cause;

(r)           grant any retention or transaction bonus to any Company Employee, other than as described on Schedule I of this Agreement or incur any liabilities of the type described in clause “(a)” of the definition of Transaction Expenses other than as described on Schedule I of this Agreement;

(s)             except as required by law, enter into any new collective bargaining agreements;

(t)          take any action that could create any obligation or other liability under the WARN Act or any similar applicable laws as of or after the Closing;

(u)            make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any income or other material Tax Returns or file any claims for material Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment of a material amount of Tax, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, initiate or enter into any voluntary disclosure, closing agreement or similar agreement relating to Taxes, request any ruling with respect to Taxes or extend or waive the statute of limitations with respect to any Tax;

(v)            make a material change to any products or any operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed by a Governmental Entity;

(w)           make any filing with any Governmental Entity relating to the withdrawal or surrender of any Permit held by any Acquired Company or the withdrawal by any of the Acquired Companies from any lines of business;

(x)         seek approval from the applicable Governmental Entity for the use of any accounting practices in connection with the SAP Financial Statements that depart from the accounting practices prescribed or permitted by applicable insurance Laws of the applicable domiciliary jurisdiction;

(y)          reduce or strengthen any reserves, provisions for losses, or other liability amounts in respect of Insurance Contracts or Reinsurance Agreements other than (i) in compliance with the underwriting, claims administration, investment, reserving, loss control, policy retention or conservation or financial accounting policies, practices or principles of the Acquired Companies in line with the prudential discretion of management, (ii) in the ordinary course of business or (iii) as may be required by Applicable Law; or

(z)            enter into any legally binding commitment with respect to any of the foregoing.

SECTION 5.2      Access to Information; Books and Records.

(a)            From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, Seller shall, and shall cause their Affiliates to, afford to Buyer and its Representatives reasonable access upon reasonable advance notice during normal business hours to all of the properties, facilities, Books and Records, contracts, personnel and officers of the Acquired Companies and, during such period, Seller shall, and shall cause their Affiliates, to furnish to Buyer such information that relates to the Acquired Companies and their businesses, properties, financial condition, operations, and personnel as Buyer may from time to time reasonably request, other than any such properties, books, contracts, records, and information that (i) are subject to an attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine that might be impaired by such disclosure or (ii) are subject to an obligation of confidentiality, it being understood that Seller shall (A) cooperate with any requests for, and use its reasonable best efforts to obtain any waivers and (B) use their reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements) in each case, that would enable any otherwise required to disclosure to Buyer to occur without so jeopardizing any such privilege or immunity or contravene such obligation of confidentiality. All requests for access or information pursuant to this Section 5.2 shall be directed to such Person or Persons as Seller shall designate. For the avoidance of doubt, the exercise by Buyer of its rights under this Section 5.2(a) shall not constitute a breach of the Confidentiality Agreement.

(b)            On or prior to the Closing, Seller shall transfer, or cause to be transferred, to Buyer (i) the Books and Records of the Acquired Companies and (ii) all original corporate records of the Acquired Companies relating to the legal existence, ownership and corporate governance of the Acquired Companies and all Permits of the Acquired Companies, in each case, that are not otherwise possessed or controlled by the Acquired Companies. Prior to the Closing, Seller and Buyer shall cooperate in good faith to develop and implement a plan that will result in the delivery or transfer of all other books and records of the Acquired Companies to Buyer or the Acquired Companies on or prior to the Closing. Subject to Section 5.9(b), except as otherwise required by applicable Law, Seller and its Affiliates shall have the right to retain copies of all Books and Records of the Acquired Companies and their business relating to periods ending on or prior to the Closing Date.

(c)            For a period of five (5) years following the Closing Date, Buyer shall: (i) allow Seller and its Representatives, upon reasonable prior notice (email being sufficient) and during normal business hours, the right, to examine and make copies, of any Books and Records which were transferred to Buyer or its Affiliates at or after the Closing pursuant to Section 5.2(b) and any other books and records prepared by Buyer or any Affiliate of Buyer relating to the business of the Acquired Companies that would have been included in the Books and Records had they been in existence at the Closing of which neither Seller nor any of its Affiliates has retained a copy and (ii) allow Seller to interview Buyer’s and its Affiliates’ Representatives for any reasonable business purpose relating to the business of the Acquired Companies, including in connection with Seller’s preparation or examination of regulatory and statutory filings and financial statements, and the conduct of any litigation relating to the business of the Acquired Companies (other than any litigation or dispute between Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand), or the conduct of any Governmental Entity, contractholder, reinsurer or other dispute resolution or any other Third Party Claim, whether pending or threatened.

SECTION 5.3         Reasonable Best Efforts. Subject to the terms and conditions of, and except as otherwise provided in, this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement at the earliest reasonably practicable date.

SECTION 5.4        Consents, Approvals and Filings.

(a)            Buyer shall (i) make, as soon as reasonably practicable, and in no event later than twenty (20) Business Days after the date of this Agreement, all filings and applications with and to, and use reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of, applicable Governmental Entities necessary, proper and advisable to consummate the transactions contemplated by this Agreement (other than Biographical Affidavits, fingerprints and financial information regarding any individuals, which shall be filed within thirty (30) Business Days after the date of this Agreement) and (ii) obtain consents from other Persons, if any, listed in Section 3.5 of the Seller Disclosure Schedule or Section 4.3(b) of the Buyer Disclosure Schedule, as applicable (the “Required Approvals”). In furtherance of the foregoing, subject to the last sentence of Section 5.4(c), Buyer shall use commercially reasonable efforts to provide such information as to identity, financial capability, resources, creditworthiness and any other matters as may be requested by any Governmental Entity or other Person whose consent or approval is necessary, proper and advisable to consummate the transactions contemplated by this Agreement.

(b)           Without limiting the foregoing, the Parties shall use, and shall cause their controlled Affiliates to use, reasonable best efforts to obtain (and to cooperate with the reasonable requests of the other Party to obtain) any Governmental Approval that is required to be obtained by Buyer, the Acquired Companies or any of their respective Affiliates in connection with this Agreement to enable the Closing to occur as promptly as practicable, including using reasonable best efforts to take all actions reasonably requested by any Governmental Entity, or otherwise necessary, proper or appropriate to (i) obtain all permits, orders or other consents, approvals or authorizations of Governmental Entities necessary, proper or advisable in connection with this Agreement, and (ii) resolve any objections that may be asserted by any Governmental Entity with respect to the Closing or any other transaction contemplated hereby or by the Transaction Agreements. Notwithstanding anything contained herein to the contrary, (i) no Party shall be obligated to contest any final action or decision taken by any Governmental Entity challenging the consummation of the transactions contemplated by this Agreement, or accept or engage in negotiations for any settlement with any Governmental Entity and (ii) Buyer shall not be obligated to take or refrain from taking or agree to it, its Affiliates or any Insurance Company, taking or refraining from taking, any action or to suffer to exist any term, condition, obligation, limitation, qualification, restriction, requirement, remedy or other action that, individually or in the aggregate with any other action, term, condition, obligation, limitation, qualification, restriction, requirement or remedy, would or would reasonably be likely to result in a Burdensome Condition. A “Burdensome Condition” shall mean (A) a material negative effect on the aggregate economic benefits, taken as a whole, which Buyer reasonably expects to derive from the consummation of the transactions contemplated hereunder (provided that for the purposes of this clause (A), a material negative effect shall be deemed to occur at no higher a level of materiality than that at which, if the effect of the term, condition, obligation, limitation, qualification, restriction, requirement, remedy or other action were on the Insurance Companies, taken as a whole, instead of Buyer, it would be reasonably likely to constitute a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the business of the Insurance Companies, taken as a whole); (B) a material negative effect on the business or the assets, Liabilities, properties, operations, results of operations or condition (financial or otherwise) of Buyer or any of its Affiliates or the Insurance Companies, individually or together; (C) any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, before or after the Closing Date, any material assets, Liabilities, businesses, operations or interest in any assets or businesses of the Insurance Companies; or (D) any requirement other than those generally applicable under Applicable Law as of the date hereof, in each case that is material to Buyer or any of its Affiliates or any of the Insurance Companies, relating to the contribution of capital, guarantee, pledging of assets, keep-well, capital maintenance or similar arrangements or maintaining certain risk based capital levels or any restrictions on dividends or distributions.

(c)           Buyer and Seller shall consult with each other with respect to the obtaining of all consents, approvals, waivers and authorizations of any Governmental Entity necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreements and each Party shall keep the other parties apprised on a prompt basis of the status of such matters relating to such consents, approvals and waivers. Buyer and Seller shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each shall consult the other on, in each case, subject to Applicable Law, any material filing made with, or written materials submitted to, any Governmental Entity in connection with such Governmental Approvals. The Party responsible for any such action shall promptly deliver to the other parties evidence of the filing or making of all filings, applications and submissions relating thereto, and any supplement, amendment or item of additional information in connection therewith. Notwithstanding anything to the contrary in this Section 5.4, (i) no Party shall be required to disclose to the other parties any of its or its Affiliates’ confidential competitive information, any financial information of itself or its Affiliates (other than the Acquired Companies in the case of Seller) or any personally identifiable information of their respective officers, directors or other applicable individuals, including the Biographical Affidavits, and (ii) no Party shall be required to comply with any provision of this Section 5.4(c) to the extent that such compliance would be prohibited by Applicable Law. With respect to any information requested by a Governmental Entity, the production of which would be burdensome or intrusive to any Person (including with respect to any Person asserted by any Governmental Entity to be a “control person” within the meaning of applicable insurance Laws of such first Person with which such first Person disagrees), Buyer and such first Person shall be entitled to a reasonable opportunity to discuss with such Governmental Entity a retraction or limitation of the scope of such request, so long as Buyer initiates such discussion within five (5) Business Days of such a request and uses commercially reasonable efforts to resolve such matter promptly and in good faith.

(d)           Buyer and Seller shall promptly advise each other upon receiving any communication (including any communication to the Acquired Companies) from any Governmental Entity whose consent, approval, waiver or authorization is required to consummate the transactions contemplated by the Transaction Agreements, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such Party to believe that there is a reasonable likelihood that any such consent, approval, waiver or authorization will not be obtained or that the receipt of any such consent, approval, waiver or authorization will be materially delayed or conditioned. Prior to the Closing, Buyer and Seller shall not, Seller shall not permit any Acquired Company to, and Buyer and Seller shall not permit any of their (and, in the case of Seller, any of the Acquired Companies’) respective directors, officers, employees, agents or representatives to participate in any live or telephonic meeting with any Governmental Entity in respect of any consent, approval, waiver or authorization or investigation or other inquiry (other than for routine or ministerial matters or a telephone call initiated by such Governmental Entity and not scheduled in advance) relating to the transactions contemplated by the Transaction Agreements, unless it consults with the other parties in advance and, to the extent permitted by Applicable Law and by such Governmental Entity, gives the other parties the opportunity to attend and participate in such meeting.

(e)           Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate and use commercially reasonable efforts to obtain, as promptly as possible but in no event later than the Closing, the consents, approvals and agreements of, or to give and make all notices and filings with (i) the Persons listed in Section 5.4(e) of the Seller Disclosure Schedule (the “Third Party Approvals”); provided, in each case, that neither Buyer nor any of its Affiliates shall be obligated to make any payments or otherwise pay any consideration to any Person or to commence or participate in any Action in connection with any Third Party Approval.

SECTION 5.5        Public Announcements. The Parties shall agree on the form and content of any initial press release and, except with the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), shall not issue any other press release or other public statement or public communication with respect to this Agreement or the transactions contemplated hereby; provided that the Parties may, without the prior written consent of the other Parties, make such public statement or issue such public communication (a) as may be required by Applicable Law or stock exchange rules and, if practicable under the circumstances, after reasonable prior consultation with the other Parties or (b) if prior distribution of such statement or communication has been approved or is otherwise permitted pursuant to this Section 5.5.

SECTION 5.6        Seller’s Names and Marks. Buyer acknowledges and agrees that they are not acquiring any rights in and to any Trademarks owned by Seller and its Affiliates or any Trademarks derivative thereof or confusingly similar thereto (collectively, the “Seller’s Names and Marks”). None of Buyer or any of its Affiliates shall seek to register any Seller’s Names and Marks in any jurisdiction, or any Trademark confusingly similar thereto. Except as set forth in this Section 5.6, Buyer, for itself and its Affiliates, agrees that any and all rights to use any Seller’s Names and Marks shall terminate on the Closing Date without recourse. Following the Closing Date, Buyer shall, and shall cause the Acquired Companies to, immediately cease and discontinue any and all uses of any Trademarks owned by Seller and its Affiliates, including the name “GMF Financial,” whether or not in combination with other words, symbols, or other distinctive or non-distinctive elements, and all trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names and other name or source identifiers that are derivations, translations, adaptations, combinations or variations of the Trademarks of Seller, or embodying any of the foregoing, or otherwise incorporate the Trademarks of Seller, or any confusingly similar trademarks thereto, whether or not in combination with other words, symbols, or other distinctive or non-distinctive elements;

SECTION 5.7        Separation and Migration. Between the date hereof and the Closing, Seller and Buyer shall, and shall cause their respective Affiliates and Representatives to, promptly and reasonably cooperate and discuss in good faith to develop a plan for (a) the separation of the business of the Acquired Companies, including the IT Systems, following the Closing from that of the other businesses of Seller and (b) the integration and migration of such business, including the IT Systems, following the Closing into the business and operations of Buyer (including the Acquired Companies), in each case, so as to minimize the adverse impact of such separation, integration and migration on each Party’s businesses.

SECTION 5.8        Further Assurances. Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements, and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party.

SECTION 5.9        Confidentiality.

(a)            The terms of the non-disclosure agreement, dated March 3, 2021 (the “Confidentiality Agreement”), between Seller and Buyer are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If for any reason the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms (disregarding however, any provision contained therein that provides for termination thereof upon the execution of this Agreement).

(b)            From and after the Closing, Seller and its Affiliates shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to the Acquired Companies obtained prior to the Closing Date or obtained from Buyer or its Affiliates pursuant to Section 5.2.

(c)            From and after the Closing, Buyer and its Affiliates (including the Acquired Companies) shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to or obtained from Seller or any of its Affiliates prior to the Closing Date, other than information to the extent relating to the Acquired Companies.

(d)            The requirements of Section 5.9(b) and Section 5.9(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by Seller, any of its Affiliates or any of their Representatives and (B) in the case of Seller, as a result of disclosure by Buyer, the Acquired Companies (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required or requested by Law, applicable stock exchange rules or a Governmental Entity to be disclosed after prior notice has been given to the other parties (to the extent such prior notice is permitted to be given under Applicable Law); provided that the disclosing party, to the extent reasonably requested by the other parties, shall cooperate with such other parties in seeking an appropriate order or other remedy protecting such information from disclosure, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such confidentiality obligations.

SECTION 5.10      Termination of Intercompany Agreements. Except as set forth in Section 5.10 of the Seller Disclosure Schedule, and notwithstanding anything to the contrary contained in this Agreement, Seller shall, and shall cause its Affiliates, including each of the Acquired Companies to, immediately prior to the Closing, take all actions, execute all releases, termination agreements and discharges (effective as of the Closing), in each case, in form and substance reasonably satisfactory to Buyer, as are necessary to terminate or commute, to the extent relating to any of the Acquired Companies, all contracts, agreements, leases, licenses and other instruments among Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand, such that Buyer, the Acquired Companies and their respective Affiliates shall have no Liability under any such Intercompany Agreements from any after the Closing.

SECTION 5.11       Termination of Intercompany Obligations. Seller shall, and shall cause its Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, the Acquired Companies, on the one hand, and Seller and its Affiliates (other than the Acquired Companies), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes and advances, regardless of their maturity, and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment.

SECTION 5.12       Reasonable Best Efforts of the Company. The Company agrees to use its reasonable best efforts to, and to cause its employees, its Subsidiaries and its Subsidiaries’ employees to, cooperate with the other Parties in doing all things necessary or desirable to comply with, implement and effect the transactions contemplated by the Transaction Agreements.

SECTION 5.13       Tail Policies. At or prior to the Closing Date, Seller shall cause the Acquired Companies to purchase tail coverage policies (the “Tail Policies”) for the directors and officers, policies covering the Acquired Companies as of the date hereof (the “Existing Policies”): (a) providing liability insurance coverage for the benefit of the Acquired Companies, (b) with a claim reporting or discovery period of at least six (6) years after the Closing, (c) in a form reasonably acceptable to Buyer and (d) on terms substantially comparable in all material respects to the relevant Existing Policies. The cost for such Tail Policy shall be a Transaction Expense. Sellers shall not, and shall not permit the Acquired Companies to, in each case without the prior written consent of Buyer, terminate, modify or amend, or waive any rights under any Existing Policies. Prior to the Closing, Seller shall use, and cause the Acquired Companies to use, their commercially reasonable efforts to cooperate with Buyer to facilitate obtaining any other tail, run-off or other insurance policies with effect as of the Closing, in each case, at Buyer’s expense.

SECTION 5.14       No Solicitation. Seller and the Company shall effective upon the execution hereof terminate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid, and shall promptly after the execution hereof request that each Person that has executed a confidentiality agreement in connection with its consideration of acquiring the Acquired Companies or substantially all the business or assets of the Acquired Companies to return or destroy all confidential information furnished to such Person by or on behalf of the Acquired Companies. Seller shall not, nor shall Seller authorize or permit any Acquired Company or any of their Representatives to, (a) solicit, initiate or encourage any Other Bid, (b) enter into any Contract with respect to any Other Bid or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Seller, any Affiliate of Seller or the Acquired Companies, or any investment banker, attorney or other advisor or Representative of Seller, any Affiliate of Seller, or any Acquired Company, whether or not such Person is purporting to act on behalf of such Seller, any Acquired Company or otherwise, shall be deemed to be a breach of this Section 5.14 by Seller. Seller and the Company promptly shall advise Buyer in writing of any Other Bid or any inquiry with respect to or which could lead to any Other Bid and the identity of the Person making any such Other Bid or inquiry. “Other Bid” means any proposal for a merger, sale of securities, sale of assets outside of the ordinary course or similar transaction involving the Acquired Companies, other than the transactions contemplated by this Agreement.

SECTION 5.15      Restrictive Covenants.

(a)            Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the business of the Acquired Companies to the extent permitted by Law and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.15(a) and, therefore, for a period of three years from the Closing (the “Noncompetition Period”), Seller shall not, and shall cause each of its Related Persons not to, directly or indirectly:

(i)            engage in direct insurance activities or businesses, or establish any new insurance businesses, within any geographic subdivision of the United States in which any Acquired Company currently has a license to operate or is operating that are substantially in competition with the Acquired Companies (“Competitive Activities”), including (A) knowingly soliciting any customer of the Acquired Companies within such geographic area, and (B) knowingly assisting any Person in any way to do, or attempt to do, anything otherwise prohibited by this Section 5.15(a)(i); and

(ii)            perform any action, activity or course of conduct that is substantially detrimental to the business of the Acquired Companies or business reputation (“Detrimental Activities”), including (A) soliciting, recruiting or hiring any employee of the Acquired Companies or Person who has worked for the Acquired Companies, (B) soliciting or encouraging any employee of the Acquired Companies to leave the employment of any of the Acquired Companies or (C) soliciting any customer, vendor or supplier of the Acquired Companies to reduce the amount of business it does with any of the Acquired Companies other than solicitations not targeted specifically at the customers, vendors or suppliers of the Acquired Companies; provided that nothing herein shall prohibit Seller from soliciting or employing any employee who (a) responds to a general solicitation of employment through an advertisement not targeted specifically at the Acquired Companies or their employees, (b) initiates discussions regarding employment without any solicitation or encouragement by Seller, or (c) has been terminated by the Acquired Companies at least six (6) months prior to any solicitation by Seller.

(b)            Notwithstanding the covenants set forth in Section 5.15(a) and without implication that the following activities would be subject to the provisions of Section 5.15(a), nothing in Section 5.15(a) shall preclude, prohibit or restrict Seller from engaging, or require Seller to cause any Seller Related Person not to engage, in any manner of any of the following:

(i)            acquiring (whether by way of merger or stock or asset acquisition or otherwise), directly or indirectly, any Person or business (an “Acquired Business”) that engages in Competitive Activities; provided, that, within fifteen (15) months of the closing of the acquisition of such Acquired Business, Seller shall either (A) sell, spin off or otherwise divest itself (or enter into a definitive agreement to sell, spin off or otherwise divest itself) of the portion of such Acquired Business that engages in the Competitive Activities or (B) modify, or cause the relevant Related Person to modify, such Acquired Business, in each of cases (A) and (B), such that such Acquired Business derives less than twenty (20%) of its gross revenue determined in accordance with GAAP on a consolidated basis from such Competitive Activities.

(ii)           providing reinsurance to any Person engaging in Competitive Activities;

(iii)          making passive investments in the ordinary course of business, including in a general or separate account of an insurance company, in Persons engaging in Competitive Activities; provided, that Seller or such Related Person: (A) does not have the right to designate a majority of the members of the board of directors or other governing body of such Person or otherwise direct the operation or management of any such Person, (B) is not a participant with any other Person in any group (as such term is used in Regulation 13D of the Exchange Act) with such intention or right, (C) owns less than ten percent (10%) of the outstanding voting securities (including convertible securities) of such Person and, in the case of any U.S. insurance company, (D) does not otherwise acquire “control” of such company within the meaning of the applicable U.S. state insurance Laws.

(iv)          purchasing or otherwise obtaining any products or services in the ordinary course of business from a Person engaged in Competitive Activities; or

(v)           administering any business reinsured to a third-party reinsurer as of the date of this Agreement, or otherwise complying with the contractual terms of the applicable reinsurance agreement and any other related contracts or agreements with such third-party reinsurer;

(c)            Notwithstanding any other provision hereof, it is understood and agreed that other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.15. Buyer shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants. Rights and remedies provided for in this Section 5.15(c) are cumulative and shall be in addition to rights and remedies otherwise available to the Parties hereunder or under any other agreement or applicable Law. In the event of an actual breach or violation by Seller or its Related Persons of a covenant in this Agreement, the Noncompetition Period shall be tolled until such breach or violation has been duly cured.

(d)            Seller agrees and acknowledges that the duration, scope and geographic area of the covenants described in this Section 5.15 are fair, reasonable and necessary in order to protect the Acquired Companies’ goodwill and other legitimate interests of the Acquired Companies as those interests exist as of the date hereof. Seller understands that the provisions of this Section 5.15 limit the ability of such Seller and its Related Persons to invest in or otherwise be engaged in, with or by a business similar to the business of the Acquired Companies.

SECTION 5.16       Notice of Certain Events. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of its Knowledge of: (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in or would reasonably be expected to result in any representation or warranty made by Seller hereunder not being true and correct or (iii) could reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (d) any Action commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Acquired Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12. Buyer’s receipt of information pursuant to this Section 5.16 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

SECTION 5.17      Data Room Information. Within five (5) Business Days after the date of this Agreement, Seller shall deliver to Buyer a thumb drive or other electronic storage device containing a copy of the documents and information contained in the Data Room as of 11:59 p.m., Pacific time, on the date of this Agreement.

SECTION 5.18      Subsequent Financial Statements and Reports, Etc.

(a)            From the date hereof until the Closing, Seller shall cause each Acquired Company to (i) provide to Buyer, as soon as reasonably practicable after the end of each fiscal month, a monthly management report in scope and detail consistent with those monthly management reports that have been historically prepared by such Acquired Company and delivered to Seller, and (ii) prepare, and deliver to Buyer, as soon as reasonably practicable after the end of each fiscal month, a monthly balance sheet as of the last day of such month.

(b)            From the date hereof until the Closing, Seller shall deliver to Buyer, as soon as reasonably practicable after the end of the applicable quarter, the unaudited Subsequent SAP Financial Statements and the unaudited Subsequent GAAP Financial Statements, prepared after the date hereof and prior to the Closing Date.

(c)            At or prior to the Closing, Seller shall deliver to Buyer a true, correct and complete list of all Investment Assets as of the close of business on a day requested in writing (delivered not less than three (3) Business Days prior to the Closing Date) by Buyer, provided that such day shall be at least two Business Days prior to the Closing Date.

SECTION 5.19       2021 Net Income Incentive Bonuses and Transaction Bonuses. Prior to the Closing, the Seller shall cause the 2021 Net Income Incentive Bonuses to be payable so long as the Closing occurs on or before the Outside Date, subject in each case to the final determination of such bonuses based on the Acquired Companies’ audited SAP financial statements as of the year-ended December 31, 2021 and without regard as to the timing of the Closing. If necessary based on the Closing Date, the Seller will use reasonable best efforts, subject to any required approvals under its corporate governance policies or applicable Law, to renegotiate the Transaction Bonuses, on substantially similar terms, to extend payment of such Transaction Bonuses to the extent that the Closing occurs on or prior to the Outside Date.

SECTION 5.20      Post-Closing Board Composition. Between the date hereof and the Closing, Seller shall work together in good faith with Buyer in order to effect such corporate resolutions or consents and to amend the Organizational Documents of the Acquired Companies as may be necessary or appropriate in order to allow for Buyer to appoint, with effect after the Closing, the number of directors to each Acquired Company as Buyer shall request, to the extent permitted by Applicable Law.

SECTION 5.21       Interim Financial Statements. After the date hereof until the Closing, Seller shall cause the Acquired Companies to work together in good faith with Buyer, at the Buyer’s request and sole expense, to facilitate the development of quarterly financial statements for the calendar quarters ended June 30, 2020 and June 30, 2021, in accordance with GAAP; provided that such development shall not unreasonably interfere with the business operations of the Acquired Companies; provided, further, that any costs incurred by the Acquired Companies in connection with this Section 5.21 shall in no event be deemed to be “Leakage”.

SECTION 5.22      Communication Protocol. As promptly as reasonably practicable after the date hereof, the Parties shall use their reasonable best efforts and cooperate in good faith to establish a communication protocol among the Acquired Companies, Seller and Buyer to ensure that, prior to the Acquired Companies taking any action that would require consent of Buyer pursuant to Section 5.1, each of Seller and Buyer are informed of, and consulted with respect to, any such action. Buyer agrees to notify Seller, and Seller agrees to notify Buyer, of any communication with the Acquired Companies or their management relating to such action or consent promptly between the date hereof and the Closing; provided that neither Party shall be obligated to provide information as to the other Party that such Party reasonably determines (a) is subject to an attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine that might be impaired by such disclosure, (b) is subject to an obligation of confidentiality or (c) is commercially sensitive to such Party.

ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.1        Conditions to Each Party’s Obligations. The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)            No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction and no statute, rule, or regulation of any Governmental Entity preventing the consummation of the purchase and sale of the Shares or any other material transaction contemplated by the Transaction Agreements shall be in effect.

SECTION 6.2         Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date), and (ii) the representations and warranties of Seller set forth in Article III (other than the Seller Fundamental Representations) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Material Adverse Effect”) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Buyer shall have received a certificate to such effect from Seller dated as of the Closing Date and executed by a duly authorized officer of Seller.

(b)            Covenants. The covenants and agreements of Seller set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. Buyer shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Seller.

(c)            Regulatory Approvals. The consents, approvals, waivers, authorizations, notice and filings set forth in Section 3.5(b) of the Seller Disclosure Schedule and Schedule 4.3(b) of the Buyer Disclosure Schedule shall have been made or obtained, without the imposition of a Burdensome Condition.

(d)            No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist since December 31, 2020 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. Buyer shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Seller.

(e)            Closing Deliverables. Seller shall have delivered or caused to be delivered to Buyer each of the Seller Closing Deliverables (or such Seller Closing Deliverables will be delivered to Buyer at the Closing).

(f)            Employment Agreements. From the date hereof until the Closing, neither Seller nor the Acquired Companies shall have terminated, changed, waived, amended, supplemented or otherwise modified the terms of the Key Employment Agreements without Buyer’s prior written consent (other than a Key Employee who terminated his or her employment or has been terminated for cause with Buyer’s prior written consent).

(g)           Necessary Consents and Modifications. Seller shall have received consents, as required by the terms of any applicable Contract and in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to the Contracts set forth in Section 6.2(g) of the Seller Disclosure Schedules.

(h)           2021 Net Income Incentive Bonuses. The 2021 Net Income Incentive Bonuses shall be payable at the Closing as if the Closing had occurred on or prior to December 31, 2021, subject in each case to the final determination of such bonuses based on the Acquired Companies’ audited SAP financial statements as of the year-ended December 31, 2021 and without regard as to the timing of the Closing.

SECTION 6.3        Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties of Buyer set forth in Article IV (other than the Buyer Fundamental Representations) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material” or “materiality”) in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect. Seller shall have received a certificate to such effect from Buyer dated as of the Closing Date and executed by a duly authorized officer of Buyer.

(b)           Covenants. The covenants and agreements of Buyer set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. Seller shall have received a certificate to such effect from Buyer dated as of the Closing Date and executed by a duly authorized officer of Buyer.

(c)            Regulatory Approvals. The consents, approvals, waivers, authorizations, notice and filings set forth in Section 3.5(b) of the Seller Disclosure Schedule and Schedule 4.3(b) of the Buyer Disclosure Schedule shall have been made or obtained, without the imposition of a Burdensome Condition.

(d)            Closing Deliverables. Buyer shall have delivered or caused to be delivered to Seller each of the Buyer Closing Deliverables (or such Buyer Closing Deliverables will be delivered to Seller at the Closing).

ARTICLE VII
Termination Prior to Closing

SECTION 7.1        Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)            by any party in writing, if there shall be any order, injunction, or decree of any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the purchase and sale of the Shares or any other material transaction contemplated by the Transaction Agreements, and such order, injunction or decree shall have become final and non-appealable;

(b)            by any party in writing, if the Closing has not occurred on or prior to nine (9) months after the date hereof (as it may be extended, the “Outside Date”); provided that, if on the Outside Date either of the conditions set forth in Section 6.2(c) or Section 6.3(c) has not been satisfied, upon the written notice of either Seller to Buyer or Buyer to Seller, the Outside Date shall be automatically extended to twelve (12) months after the date hereof;

(c)            by any party in writing, if a material breach of any provision of this Agreement has been committed by the other party and such breach is not capable of being cured or is noted cured within thirty (30) days after the breaching party receives written notice from the non-breaching party that the non-breaching party intends to terminate this Agreement pursuant to this Section 7.1(c); or

(d)            by mutual written consent of Seller and Buyer.

SECTION 7.2         Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void and of no further force and effect without liability of either Party (or any Representative of such Party) to the other Party to this Agreement; provided that no such termination (nor any provision of this Agreement) shall relieve any Party from liability for any damages for Fraud or Willful Breach of this Agreement by either Party (it being acknowledged and agreed by the Parties that the failure to effect the Closing by any Party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a Willful Breach of this Agreement). Notwithstanding the foregoing, Section 1.1, Section 5.5, Section 5.9, this Section 7.2 and Article IX shall survive termination hereof pursuant to Section 7.1.

ARTICLE VIII
TAX MATTERS

SECTION 8.1         Tax Returns. Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to an Acquired Company (taking into account all extensions properly obtained) on or prior to the Closing Date. The Acquired Company legally responsible for filing such Tax Return shall remit any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared in accordance with the past practice of the Acquired Companies, to the extent permitted by Applicable Law. Not later than twenty (20) Business Days prior to the due date for filing any such Tax Return by Seller (in the case of any income Tax Return, and a reasonable amount of time prior to the due date for all other Tax Returns), Seller shall provide Buyer with a copy of such draft Tax Return for Buyer’s review and consider in good faith any reasonable comments provided by Buyer within fifteen (15) Business Days (in the case of any income Tax Return, and a reasonable amount of time for all other Tax Returns) of receiving such Tax Return.

SECTION 8.2         Transfer Taxes. Buyer, on the one hand, and Seller, on the other hand, shall each bear one-half (50%) of any Transfer Taxes. Buyer and Seller shall cooperate to (a) obtain any available exemption from or reduction in any Transfer Taxes and (b) prepare and file any required Tax Returns and forms with respect to any Transfer Taxes.

SECTION 8.3         Tax Sharing Agreements. Notwithstanding anything to the contrary contained herein, (a) Seller shall, and shall cause its Affiliates (including the Acquired Companies) to, take such actions as may be necessary to terminate all Tax Sharing Agreements and similar agreements between the Acquired Companies, on the one hand, and Seller or any Affiliate of Seller (other than the Acquired Companies), on the other hand, and (b) none of Seller or its Affiliates shall have any continuing obligation to the Acquired Companies (or vice versa) under such agreements after the Closing Date.

SECTION 8.4         Tax Cooperation. After the Closing, Buyer and Seller shall use commercially reasonable efforts to (and shall cause their respective Affiliates to use commercially reasonable efforts to) provide (following ten (10) days’ written notice) the other Party and its Affiliates with such information as may be reasonably requested in connection with the preparation and filing of any Tax Return or any audit or other examination by any Tax authority or any judicial or administrative proceeding relating to Taxes.

SECTION 8.5         Section 355 Distribution Tax Opinion. To the extent that in connection with the annual audit of the Buyer’s financial statements for the year in which the Closing occurs, Buyer determines that it is necessary to update the tax opinion of Johnson Lambert LLP dated March 25, 2020 with respect to the qualification of the distribution of 100% of the issued and outstanding shares of CSE Safeguard by CSE Insurance Company to the Company as a tax-free distribution pursuant to Section 355 of the Code, Buyer and Seller shall discuss in good faith necessary updates and additions to such tax opinion and, subsequent to such discussions, Buyer shall cause Johnson Lambert LLP to make such updates and additions (such revised tax opinion, the “Updated Section 355 Distribution Tax Opinion”).

ARTICLE IX
INDEMNIFICATION

SECTION 9.1         Indemnification by Seller. (a) Seller shall defend, indemnify and hold harmless each Buyer Indemnitee from and against, and pay or reimburse the Buyer Indemnitees for, any and all damage, loss, liability, Tax and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any litigation and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value), whether or not involving a Third Party Claim (collectively, “Losses”) suffered or incurred by such Buyer Indemnitee arising out of, involving or otherwise in respect of; provided that such Losses shall in no event include any amounts constituting indirect, special or punitive damages (unless such amounts are in the reasonable expectation of the parties and except to the extent actually awarded to a third party):

(i)            any failure by Seller (or, prior to the Closing, any Acquired Company) to perform in all material respects any covenant or agreement under this Agreement;

(ii)            the assertion by or on behalf of Seller or any of its current or former Related Persons of any Released Claim or the assertion by any third party of any claim or demand against any Releasee that arises directly or indirectly from, or in connection with, any assertion by or on behalf of Seller or any of its current or former Related Persons against such third party of any Released Claim; and

(iii)            the specified liabilities set forth in Section 9.1 of Seller Disclosure Schedule, provided that Seller shall not be obligated to provide indemnification of Losses pursuant to this Section 9.1(iii) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses subject to indemnification pursuant to this Section 9.1(iii) in excess of $50,000 and the maximum aggregate liability of the Seller for indemnification of each of the specified liabilities (in each case, a “Cap”) shall be set forth in Section 9.1(iii) of the Seller Disclosure Schedule.

(b)            Seller shall not have any liability under Section 9.1(a)(i) in excess of the Purchase Price.

(c)            Seller shall not have any right to obtain damages (whether through an action for contribution or otherwise) from any of the Acquired Companies or their Representatives with respect to any breach of any representation, warranty, covenant or agreement hereunder and Seller hereby releases, waives and discharges any such rights and all other rights in connection herewith against the Acquired Companies and their Representatives (other than with respect to obligations of the Company hereunder to be performed after the Closing).

SECTION 9.2         Calculation of Losses, Etc.

(a)            The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party (i) under any insurance policy with respect to such Loss (after accounting for any increase in premium) and (ii) from a third Person (after deducting therefrom the amount of reasonable costs incurred by such Indemnified Party or its Affiliates in procuring such recovery); provided, however, that the Indemnified Parties shall not have any obligation to seek any insurance or third Person recoveries other than to the extent required pursuant to such Indemnified Party’s duty under the common law to mitigate such Losses. Nothing set forth in this Article IX shall be construed to contractually eliminate any duty that any Indemnified Party may have under the common law to mitigate such Indemnified Party’s Losses.

(b)            The Parties shall report each indemnification payment made in respect of any Loss as an adjustment to the Purchase Price for federal income Tax purposes unless the Indemnified Party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the Indemnifying Party shall indemnify the Indemnified Party for the effects of such disallowance, and it being further understood that the obligations under this parenthetical clause shall remain in effect without limitation as to time).

(c)            The rights and remedies of any party in respect of any breach of any covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such breach is based may also be the subject matter of any other covenant or agreement as to which there is no breach. The covenants of Seller, and the Buyer Indemnitees’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of Buyer’s waiver of any condition set forth in ARTICLE VI.

SECTION 9.3        Procedures.

(a)            Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 9.1 in respect of, arising out of or involving a Third Party Claim against the Indemnified Party, such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third Party Claim) within thirty (30) days after receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)            Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall have the right to assume the defense and control of such Third Party Claim (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its willingness and financial capacity to defend such Third Party Claim and provide indemnification with respect to such portion of such Third Party Claim which the Indemnifying Party is so required to indemnify or (iii) the Indemnified Party has determined in good faith that (A) the amount of the liability to be paid by the Indemnified Party as a result of such Third Party Claim is reasonably expected to exceed the amount which the Indemnifying Party would have to pay as a result of such Third Party Claim, or (B) such Third Party Claim may materially adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages, if the Indemnifying Party so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party). If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 9.3(b), (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (ii) it shall be conclusively established for purposes hereof that such Third Party Claim is within the scope of and subject to indemnification hereunder. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 9.3(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel if the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with defending such claim or the Indemnified Party shall have been advised by counsel that (A) there may be defenses available to the Indemnified Party that are different to or additional to those available to the Indemnifying Party or (B) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. If notice is given to an Indemnifying Party of a Third Party Claim in accordance with this Section 9.3(b) and the Indemnifying Party does not, within thirty (30) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any settlement, compromise or discharge effected by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against the Indemnified Party, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party and (iii) completely, finally and unconditionally releases the Indemnified Party in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement or (ii) the Third Party Claim is a criminal or administrative Action against the Indemnified Party or otherwise involves a Governmental Entity, or the underlying facts or circumstances of such Third Party Claim are reasonably expected to give rise to such an Action.

                (c)           The Indemnified Party shall not settle any settlement of, or entry of any judgment arising from, any Third Party Claim by the Indemnified Party without the consent of the Indemnifying Party (so long as such consent is not unreasonably withheld, conditioned or delayed) unless such settlement or entry of judgment (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against the Indemnifying Party, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnified Party and (iii) completely, finally and unconditionally releases the Indemnifying Party in connection with such Third Party Claim and would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d)            Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under Section 9.1 that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party (setting forth the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim and specifying in reasonable detail (to the extent reasonably available) the basis for the claims asserted) as promptly as practicable after becoming aware of such claim. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve the Indemnifying Party of its indemnification obligation only to the extent such failure or other action taken by the Indemnified Party actually prejudices the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.1(a), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(e)            Interest. Any amounts due hereunder that are not paid on or before the second Business Day after such amounts have been finally determined to be due hereunder shall bear interest compounded daily at a rate equal to the rate of interest from time to time announced publicly by the Wall Street Journal as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from such second Business Day to the date of payment.

SECTION 9.4             Exclusive Remedy. Except as provided in Section 10.13, the indemnity provided for in this Article IX shall be the sole and exclusive monetary remedy of the Buyer Indemnitees with respect to Seller and its Affiliates after the Closing with respect to any and all claims arising under this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, criminal activity, intentional or Willful Breach, intentional misrepresentation or Fraud). Notwithstanding anything to the contrary in this Agreement, none of the limitations on indemnities set forth in this Article IX shall apply in the event of any criminal activity, intentional or Willful Breach, intentional misrepresentation or Fraud on the part of Seller or any of its Affiliates.

ARTICLE X
GENERAL PROVISIONS

SECTION 10.1           Non-Survival of Representations, Warranties and Agreements. The parties hereto, intending to modify any applicable statute of limitations, each agree that (a) the representations and warranties in this Agreement and in any agreement, instrument and/or certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (whether in contract, in tort or at law or in equity), (b) the covenants and other agreements of Buyer in this Agreement shall likewise terminate at the Closing and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (whether in contract, in tort or at law or in equity) except for those covenants and agreements which by their terms apply to or are to be performed in whole or in part after the Closing, which shall survive the Closing and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (whether in contract, in tort or at law or in equity) only in accordance with their respective terms and only for such period as shall be required for the applicable party to complete the performance required thereby and (c) the covenants and other agreements of Seller in this Agreement shall terminate and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (whether in contract, in tort or at law or in equity) on the later of (i) the date that is six (6) months after the Closing and (ii) the date on which such covenant has been fully performed in accordance with its terms. Notwithstanding the foregoing, Buyer shall not be permitted to bring an Action after the Closing in respect of a breach of Section 5.1 resulting from an action taken by the Acquired Companies prior to the Closing to the extent that Buyer (A) consented to such action or (B) failed to provide notice of its opposition to such action to Seller within three (3) Business Days after being informed of such action in writing in accordance with Section 10.4 or, once agreed to by Buyer and Seller, the protocol described in Section 5.21.

SECTION 10.2           Representation and Warranties Insurance. Substantially concurrently with the date hereof, Buyer agrees to obtain a representation and warranties insurance policy in respect of the representation and warranties of the Seller contained in this agreement (a “Representation and Warranty Policy”). Seller agrees to reimburse Buyer for any premium and related costs and expenses, including any underwriting fee and surplus lines tax payable thereunder (but excluding any brokerage commissions); provided, that if the Closing occurs between 181 days of the date hereof and one year from the date hereof, the cost of any increased premium payable under the Representations and Warranty Policy shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller; provided, further that (a) such Representation and Warranty Policy expressly waives any claim of subrogation against Seller and any of its Affiliates, except in the case of Fraud by the Seller, (b) except as provided in Article IX, the Buyer and the insurer shall have no obligation or right to pursue any claim against the Seller or any of its Affiliates in connection with any damage, loss, liability or expense hereunder, and (iii) such Representation and Warranty Policy shall not permit any amendment thereto or modification thereof with respect to the foregoing terms without the prior written consent of the Seller. Prior to binding, Buyer made a draft of such Representation and Warranty Policy available to Seller and reasonably promptly after it is received by Buyer or any of its Affiliates, Buyer shall deliver a copy of any such issued Representation and Warranty Policy to Seller. Seller shall use, and shall cause the Acquired Companies and their respective Representatives to use, their respective commercially reasonable efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the Buyer in doing all things necessary, proper, advisable or reasonably requested by Buyer with respect to the Buyer’s procurement of any such Representation and Warranty Policy, including promptly providing additional information regarding the Acquired Companies, Seller and their respective Representatives in response to carrier inquiries or proposed exclusions to coverage.

SECTION 10.3           Expenses. Each Party hereto shall, except as otherwise provided in the Transaction Agreements, pay its own Transaction Expenses incident to preparing for, entering into, and carrying out the Transaction Agreements and the consummation of the transactions contemplated thereby, whether or not the Closing shall have occurred.

SECTION 10.4           Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by reason of this Agreement shall be in writing and shall be deemed to be given or delivered (a) when personally delivered, (b) when transmitted via e-mail, or (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)            if to Seller:

Covéa Coopérations S.A.
86 rue Saint Lazare 75320
Paris Cedex 9 France
Attention: Head of Corporate Finance Catherine Louis-Morice
Email: catherine.louis-morice@covea.fr

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: E. Drew Dutton
Email: eddutton@debevoise.com

(b)           if to Buyer:

Porch.com, Inc.
2200 1st Avenue South
Seattle, WA 98134
Attention: Matt Ehrlichman, Chief Executive Officer
E-mail: matt@porch.com

with a copy (which shall not constitute notice) to:

Porch Group, Inc.
2200 1st Avenue South
Seattle, WA 98134
Attention: Matt Cullen, General Counsel,
Dylan Hanson, Senior Corporate Counsel, M&A and Integrations
E-mail: matthewcullen@porch.com; dylanhanson@porch.com

Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attn: Joshua DuClos
Email: jduclos@sidley.com

Sidley Austin LLP
1 South Dearborn Street
Chicago, IL 60603
Attn: Matthew Stoker
Email: mstoker@sidley.com

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Kirk Lipsey
Email: klipsey@sidley.com

SECTION 10.5          Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit, Annex or Schedule, such reference shall be to an Article, Section or paragraph of, or an Exhibit, Annex or Schedule to, this Agreement, unless otherwise indicated. All references herein to any statute, rule, or regulation are to the statute, rule, or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation, includes any successor to said section. Unless the context otherwise requires, the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The Exhibits, Annexes or Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any fact or item disclosed in any section of each of the Buyer Disclosure Schedule or the Seller Disclosure Schedule with respect to any Section of this Agreement shall be deemed disclosed for purposes of other Sections of such Buyer Disclosure Schedule or Seller Disclosure Schedule, as applicable, to the extent the disclosure sets forth facts in sufficient detail so that the applicability of such fact or item to such other section of such Disclosure Schedule is reasonably apparent on the face of such disclosure (without reference to any underlying documents). Disclosure of any item in the Buyer Disclosure Schedule or the Seller Disclosure Schedule, as the case may be, shall not be deemed an admission to any third party or, unless the context otherwise requires, to Buyer that such item represents a material item, fact, exception of fact, event, or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or Buyer Material Adverse Effect, as applicable. The table of contents, articles titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When used herein, “ordinary course” and “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of Seller and its Subsidiaries’ business consistent with past practice. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing,” unless otherwise specified. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate, and words of one gender shall be held to include the other gender as the context requires. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean the lawful currency of the United States of America, and all transactions under this Agreement shall be in United States Dollars, unless otherwise specified. All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise. This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Entity or other Person against either Party by virtue of the fact that such Party was the drafting Party. Items shall be deemed to have been “made available” to Buyer only to the extent such items were contained and accessible for a continuous period of at least 48 hours immediately prior to the date of the Agreement in the Data Room to which Buyer and its designated Representatives had unrestricted access and notification rights during such period.

SECTION 10.6           Entire Agreement; Third Party Beneficiaries. Except as otherwise provided in the Transaction Agreements, this Agreement (including all exhibits, annexes and schedules hereto), and the other Transaction Agreements (including all exhibits, annexes and schedules thereto), constitute the entire agreement, and supersede all prior agreements, understandings, representations, and warranties, both written and oral, among the parties and their respective Affiliates with respect to the subject matter of the Transaction Agreements. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.7           Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.

SECTION 10.8          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void. Notwithstanding the foregoing, upon prior written notice to Seller, Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares; provided that, no such transfer or assignment will relieve Buyer of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires. Subject to the three preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.9           Submission to Jurisdiction; Waiver of Jury Trial.

(a)               Each of Seller and Buyer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.

(b)               Any such Action may and shall be brought in such courts and each of Seller and Buyer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c)               Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.4.

(d)               Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

(e)               EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENTS, OR THE PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

SECTION 10.10        Severability; Amendment; Modification; Waiver.

(a)               Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

(b)              This Agreement may be amended only by a written instrument signed by each of Buyer and Seller. Except as specifically provided in Article VI, no provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective.

(c)               No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any further exercise thereof or the exercise of any other such right, power, or privilege.

SECTION 10.11        No Offset. No party to this Agreement may offset any amount due to the other party hereto or any of such other party’s Affiliates against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any other Transaction Agreement without the written consent of such other party.

SECTION 10.12        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Each party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

SECTION 10.13        Specific Performance.

(a)               Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 10.13(b) below (if applicable), such non-breaching Party shall, without the necessity of posting any bond or other security or undertaking, have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to seek to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). If any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives, the defense or counterclaim that there is no adequate remedy at Law.

(b)               To the extent any Party brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action, claim, complaint or other proceeding is pending, plus three (3) Business Days, or (ii) such other time period established by the court presiding over such Action, claim, complaint or other proceeding.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

COVÉA COOPÉRATIONS S.A.

By:	/s/ Thierry Francq
Name:	Thierry Francq
Title:	Deputy CEO

PORCH.COM, INC.

By:	/s/ Matt Ehrlichman
Name:	Matt Ehrlichman
Title:	CEO

Agreed and Acknowledged:
GMF Financial Services Corporation

By:	/s/ Marcus Linden
Name:	Marcus Linden
Title:	President and CEO